Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2016, 2015 and 2014

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2016, 2015 and 2014

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2016.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 29, 2017

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2016	As of December 31, 2015
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,653 and $2,473)	$2,797	$2,547
Short-term investments, at fair value	99	72
Other invested assets	91	88
Equity method investments in affiliates	306	390
Total investment portfolio	3,293	3,097
Cash	68	22
Premiums receivable, net of commissions payable	213	222
Ceded unearned premium reserve	310	420
Reinsurance recoverable on unpaid losses	291	313
Salvage and subrogation recoverable	125	18
Credit derivative assets	58	106
Deferred tax asset, net	422	255
Current income tax receivable	—	5
Financial guaranty variable interest entities’ assets, at fair value	232	526
Other assets	215	227
Total assets	$5,227	$5,211
Liabilities and shareholder’s equity
Unearned premium reserve	$1,202	$1,301
Loss and loss adjustment expense reserve	479	589
Reinsurance balances payable, net	83	78
Note payable to affiliate	300	300
Credit derivative liabilities	306	332
Current income tax payable	11	—
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	205	512
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	41	3
Other liabilities	196	198
Total liabilities	2,823	3,313
Commitments and contingencies (See Note 16)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,041	1,042
Retained earnings	1,283	793
Accumulated other comprehensive income, net of tax of $38 and $18	65	48
Total shareholder’s equity	2,404	1,898
Total liabilities and shareholder’s equity	$5,227	$5,211

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2016	2015	2014
Revenues
Net earned premiums	$285	$230	$52
Net investment income	106	79	73
Net realized investment gains (losses):
Other-than-temporary impairment losses	(9)	(7)	(3)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(4)	0	0
Net impairment loss	(5)	(7)	(3)
Other net realized investment gains (losses)	12	13	3
Net realized investment gains (losses)	7	6	0
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	35	(57)	(1)
Net unrealized gains (losses)	7	531	608
Net change in fair value of credit derivatives	42	474	607
Fair value gains (losses) on committed capital securities	(1)	15	(7)
Fair value gains (losses) on financial guaranty variable interest entities	14	6	21
Bargain purchase gain and settlement of pre-existing relationships, net	257	54	—
Other income (loss)	17	11	11
Total revenues	727	875	757
Expenses
Loss and loss adjustment expenses	46	200	(22)
Amortization of deferred ceding commissions	(3)	0	(1)
Interest expense	11	15	15
Other operating expenses	82	75	63
Total expenses	136	290	55
Income (loss) before income taxes and equity in net earnings of investee	591	585	702
Provision (benefit) for income taxes
Current	58	20	65
Deferred	8	156	170
Total provision (benefit) for income taxes	66	176	235
Equity in net earnings of investee	44	39	32
Net income (loss)	$569	$448	$499

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$569	$448	$499
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $17, $(7) and $24	24	(13)	60
Investments with other-than-temporary impairment, net of tax provision (benefit) of $10, $(3), and $5	20	(6)	9
Unrealized holding gains (losses) arising during the period, net of tax	44	(19)	69
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $2, $2 and $0	5	4	(1)
Change in net unrealized gains on investments	39	(23)	70
Change in cumulative translation adjustment, net of tax provision (benefit) of $(5), $(4) and $(3)	(22)	(6)	(6)
Other comprehensive income (loss)	17	(29)	64
Comprehensive income (loss)	$586	$419	$563

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2016, 2015 and 2014

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2013	$—	$15	$1,041	$5	$13	$1,074
Net income	—	—	—	499	—	499
Dividends	—	—	—	(69)	—	(69)
Other comprehensive income	—	—	—	—	64	64
Other	—	—	1	—	—	1
Balance at December 31, 2014	—	15	1,042	435	77	1,569
Net income	—	—	—	448	—	448
Dividends	—	—	—	(90)	—	(90)
Other comprehensive loss	—	—	—	—	(29)	(29)
Balance at December 31, 2015	—	15	1,042	793	48	1,898
Net income	—	—	—	569	—	569
Dividends	—	—	—	(79)	—	(79)
Other comprehensive income	—	—	—	—	17	17
Other	—	—	(1)	—	—	(1)
Balance at December 31, 2016	$—	$15	$1,041	$1,283	$65	$2,404

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating Activities:
Net Income	$569	$448	$499
Adjustments to reconcile net income to net cash flows provided by operating activities:
Non-cash interest and operating expenses	5	4	1
Net amortization of premium (discount) on investments	(18)	9	(2)
Provision (benefit) for deferred income taxes	8	156	170
Net realized investment losses (gains)	(7)	(6)	0
Net unrealized losses (gains) on credit derivatives	(7)	(531)	(608)
Fair value losses (gains) on committed capital securities	1	(15)	7
Bargain purchase gain and settlement of pre-existing relationships, net	(257)	(54)	—
Equity in net earnings of investee	(44)	(39)	(32)
Change in deferred ceding commissions, net	(5)	(3)	3
Change in premiums receivable, net of premiums payable and commissions	12	(4)	1
Change in ceded unearned premium reserve	106	82	37
Change in unearned premium reserve	(391)	(295)	(82)
Change in loss and loss adjustment expense reserve, net	(83)	189	51
Change in current income tax	16	(45)	100
Change in financial guaranty variable interest entities' assets and liabilities, net	(10)	(3)	(23)
(Purchases) sales of trading securities, net	0	0	41
Dividends received from investee (i.e. MAC Holdings)	114	—	—
Other	(51)	38	13
Net cash flows provided by (used in) operating activities	(42)	(69)	176
Investing activities
Fixed-maturity securities:
Purchases	(516)	(1,016)	(422)
Sales	692	1,194	80
Maturities	212	161	240
Net sales (purchases) of short-term investments	184	476	(27)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	511	147	47
Acquisition of CIFG, net of cash acquired	(442)	—	—
Acquisition of Radian Asset, net of cash acquired	—	(800)	—
Repayment of notes receivable from affiliate	4	5	5
Proceeds from investment in investee (i.e. MAC Holdings)	4	—	—
Other	(4)	37	(1)
Net cash flows provided by (used in) investing activities	645	204	(78)
Financing activities
Dividends paid	(79)	(90)	(69)
Net paydowns of financial guaranty variable interest entities’ liabilities	(476)	(48)	(30)
Net cash flows provided by (used in) financing activities	(555)	(138)	(99)
Effect of foreign exchange rate changes	(2)	(1)	(1)
Increase (decrease) in cash	46	(4)	(2)
Cash at beginning of period	22	26	28
Cash at end of period	$68	$22	$26
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$38	$60	$(17)
Interest	$11	$15	$15

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2016, 2015 and 2014

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

AGC's principal subsidiary is Assured Guaranty (UK) Ltd. (AGUK), a company incorporated in the U.K. as a U.K. insurance company. AGC owns 100% of AGUK's outstanding shares and elected to place AGUK into runoff in 2010. AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. (MAC Holdings), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for

U.S. GAAP reporting are recorded in other comprehensive income (loss) (OCI). Gains and losses relating to transactions in denominations, other than the functional currency, are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Acquisitions	Note 2
Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 5
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 6
Fair value measurement	Note 7
Credit derivatives (at fair value)	Note 8
Variable interest entities (at fair value)	Note 9
Investments and cash	Note 10
Income taxes	Note 13
Employee benefit plans	Note 18

Future Application of Accounting Standards

Income Taxes

In October 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If the ASU is adopted in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in the new guidance include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investments, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts.  Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount at which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt instruments, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  For the Company, this would be as of January 1, 2020.  Early adoption is permitted for fiscal years, and interim periods with those fiscal years, beginning after December 15, 2018.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted.  The Company does not expect that the ASU will have a material effect on its Consolidated Financial Statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact that this ASU will have on its Consolidated Financial Statements.

Financial Instruments

In January 2016, the FASB issued ASU  2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Under the ASU, certain equity securities will need to be accounted for at fair value with changes in fair value recognized through net income.  Currently, the Company recognizes unrealized gains and losses for these securities in OCI. Another amendment pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to credit risk will be separately presented in OCI.  Currently, the entire change in the fair value of these liabilities is reflected in the income statement. The Company elected the fair value option to account for its consolidated FG VIEs. FG VIE financial liabilities with recourse are sensitive to changes in the Company’s implied credit worthiness and will be impacted by the ASU.

            The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.  For the Company, this would be as of January 1, 2018.  Early adoption is permitted only for the amendment related to the change in presentation of financial liabilities that are fair valued using the fair value option. The Company does not expect that the amendment related to certain equity securities will have a material effect on its Consolidated Financial Statements. Upon the adoption date, the Company will present the total change in credit risk for FG VIEs’ financial liabilities with recourse separately in OCI.

2.	Acquisitions

Consistent with one of its key business strategies of supplementing its book of business through acquisitions, the Company has acquired three financial guaranty companies since January 1, 2015, as described below.

CIFG Holding Inc.

On July 1, 2016, AGC acquired all of the issued and outstanding capital stock of CIFG Holding Inc. (together with its subsidiaries CIFGH), the parent of financial guaranty insurer CIFG Assurance North America, Inc. (CIFGNA), (the CIFG Acquisition), for $450.6 million in cash. AGC merged CIFGNA with and into AGC, with AGC as the surviving company, on July 5, 2016. The CIFG Acquisition added $4.4 billion of net par insured to the Company on July 1, 2016. The CIFG Acquisition also caused the cancellation of a retrocession from AGC to Assured Guaranty Re Ltd. (AG Re) of $1.2 billion of insured par that had been reinsured by AGC from CIFG, so the CIFG Acquisition added $5.6 billion of net par insured to AGC on July 1, 2016.

At the time of the CIFG Acquisition, CIFGNA had a subsidiary financial guaranty company domiciled in France, CIFG Europe S.A. (CIFGE), which had been put into run-off and surrendered its licenses. CIFGNA had reinsured all of CIFGE’s outstanding financial guaranty business and also had issued a “second-to-pay policy” pursuant to which CIFGNA guaranteed the full and complete payment of any shortfall in amounts due from CIFGE on its insured portfolio; AGC assumed these obligations as part of the CIFGNA merger with and into AGC. CIFGE remains a separate subsidiary in run-off, now owned by AGC. As of December 31, 2016, CIFGE had investment assets of $41 million and gross par exposure of $694 million, and is not currently expected to pay dividends.

The CIFG Acquisition was accounted for under the acquisition method of accounting which requires that the assets and liabilities acquired be recorded at fair value. The Company exercised significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in the CIFG Acquisition. The most significant of these determinations related to the valuation of CIFGH's financial guaranty insurance and credit derivative contracts. On an aggregate basis, CIFGH's contractual premiums for financial guaranty contracts were less than the premiums a market participant of similar credit quality would demand to acquire those contracts at the date of the CIFG Acquisition (the CIFG Acquisition Date), particularly for below-investment-grade transactions, resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology the Company used to measure the fair value of assets it acquired and liabilities it assumed in the CIFG Acquisition, including financial guaranty insurance and credit derivative contracts, please refer to Note 7, Fair Value Measurement.

The fair value of the Company's stand-ready obligation on the CIFG Acquisition Date is recorded in unearned premium reserve. After the CIFG Acquisition Date, loss reserves and loss and loss adjustment expenses (LAE) will be recorded when the expected losses for each contract exceeds the remaining unearned premium reserve, in accordance with the Company's accounting policy described in Note 6, Contracts Accounted for as Insurance. The expected losses acquired by the

Company as part of the CIFG Acquisition are included in the description of expected losses to be paid under Note 5, Expected Losses to be Paid.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and CIFGH had pre-existing reinsurance relationships, which were also effectively settled at fair value on the CIFG Acquisition Date. The loss on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed balances that were recorded by AGC and the fair value of ceded balances acquired from CIFGH. The Company believes the bargain purchase gain resulted from the nature of the financial guaranty business and the desire of investors in CIFGH to monetize their investments in CIFGH. The bargain purchase gain reflects the fair value of CIFGH’s assets and liabilities, as well as tax attributes that were recorded in deferred taxes comprising net operating losses (NOL) (after Internal Revenue Code change in control provisions) and other temporary book-to-tax differences for which CIFGH had recorded a full valuation allowance.

The following table shows the net effect of the CIFG Acquisition, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of CIFG Acquisition
	(in millions)
Cash Purchase Price (1)	$450	$—	$450
Identifiable assets acquired:
Investments	775	—	775
Cash	8	—	8
Premiums receivable, net of commissions payable	18	—	18
Ceded unearned premium reserve	173	(173)	—
Deferred acquisition costs	1	(1)	0
Salvage and subrogation recoverable	23	—	23
Credit derivative assets	1	—	1
Deferred tax asset, net	194	34	228
Other assets	4	—	4
Total assets	1,197	(140)	1,057

Liabilities assumed:
Unearned premium reserves	306	(10)	296
Loss and loss adjustment expense reserve	1	(66)	(65)
Credit derivative liabilities	68	0	68
Other liabilities	17	—	17
Total liabilities	392	(76)	316
Net asset effect of CIFG Acquisition	805	(64)	741
Bargain purchase gain and settlement of pre-existing relationships resulting from CIFG Acquisition, after-tax	355	(64)	291
Deferred tax	—	(34)	(34)
Bargain purchase gain and settlement of pre-existing relationships resulting from CIFG Acquisition, pre-tax	$355	$(98)	$257
_____________________

(1)
The cash purchase price of $450.6 million was the cash transferred for the acquisition which was allocated as follows: (1) $277 million for the purchase of net assets of $632 million and (2) the settlement of pre-existing relationships between CIFG and AGC at a fair value of $173 million.

Revenue and net income related to CIFGH from the CIFG Acquisition Date through December 31, 2016 included in the consolidated statement of operations were approximately $295 million and $311 million, respectively. For 2016, the Company recognized transaction expenses related to the CIFG Acquisition. These expenses were primarily driven by the fees paid to the Company's legal and financial advisors and to the Company's independent auditor.

CIFG Acquisition-Related Expenses

Year Ended December 31, 2016
(in millions)
Professional services	$2
Financial advisory fees	4
Total	$6

The Company has determined that the presentation of pro-forma information is impractical for the CIFG Acquisition as historical financial records are not available on a U.S. GAAP basis.

Radian Asset Assurance Inc.

On April 1, 2015 (Radian Acquisition Date), AGC completed the acquisition (Radian Asset Acquisition) of all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (Radian Asset) for $804.5 million; the cash consideration was paid from AGC's available funds and from the proceeds of a $200 million loan from AGC’s direct parent, Assured Guaranty US Holdings Inc. (AGUS). AGC repaid the loan in full to AGUS on April 14, 2015. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The Radian Asset Acquisition added $13.6 billion to the Company's net par outstanding on April 1, 2015.

The Radian Asset Acquisition was accounted for under the acquisition method of accounting which required that the assets and liabilities acquired be recorded at fair value. The Company was required to exercise significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in the Radian Asset Acquisition. The most significant of these determinations related to the valuation of Radian Asset's financial guaranty insurance and credit derivative contracts. On an aggregate basis, Radian Asset’s contractual premiums for financial guaranty contracts were less than the premiums a market participant of similar credit quality would demand to acquire those contracts at the Radian Acquisition Date, particularly for below-investment-grade (BIG) transactions, resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology the Company used to measure the fair value of assets it acquired and liabilities it assumed in the Radian Asset Acquisition, including financial guaranty insurance and credit derivative contracts, please refer to Note 7, Fair Value Measurement.

The fair value of the Company's stand-ready obligation for financial guaranty insurance contracts on the Radian Acquisition Date is recorded in unearned premium reserve (please refer to Note 6, Contracts Accounted for as Insurance for additional information on stand-ready obligation). At the Radian Acquisition Date, the fair value of each financial guaranty insurance contract acquired was in excess of the expected losses for each contract and therefore no explicit loss reserves were recorded on the Radian Acquisition Date. Loss reserves and loss and LAE are recorded when the expected losses for each contract exceeds the remaining unearned premium reserve, in accordance with the Company's accounting policy described in Note 6, Contracts Accounted for as Insurance. The expected losses assumed by the Company as part of the Radian Asset Acquisition are included in the description of expected losses to be paid under Note 5, Expected Loss to be Paid.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and Radian Asset had pre-existing reinsurance relationships, which were effectively settled at fair value on the Radian Acquisition Date. The loss on settlement of these pre-existing reinsurance relationships primarily represents the net difference between the historical assumed balances that were recorded by AGC and the fair value of ceded balances acquired from Radian Asset. The Company believes the bargain purchase resulted from the announced desire of Radian Guaranty Inc. to focus its business strategy on the mortgage and real estate markets and to monetize its investment in Radian Asset and thereby accelerate its ability to comply with the financial requirements of the final Private Mortgage Insurer Eligibility Requirements.

The following table shows the net effect of the Radian Asset Acquisition at the Radian Acquisition Date, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of Radian Asset Acquisition
	(in millions)
Cash purchase price(1)	$804	$—	$804
Identifiable assets acquired:
Investments	1,473	—	1,473
Cash	4	—	4
Ceded unearned premium reserve	(3)	—	(3)
Credit derivative assets	30	—	30
Deferred tax asset, net	263	0	263
Financial guaranty variable interest entities' assets	122	—	122
Other assets	86	0	86
Total assets	1,975	0	1,975

Liabilities assumed:
Unearned premium reserves	697	1	698
Credit derivative liabilities	271	—	271
Financial guaranty variable interest entities' liabilities	118	—	118
Other liabilities	30	—	30
Total liabilities	1,116	1	1,117
Net asset effect of Radian Asset Acquisition	859	(1)	858
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, after-tax	55	(1)	54
Deferred tax	—	0	0
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, pre-tax	$55	$(1)	$54
_____________________

(1)
The cash purchase price of $804 million was the cash transferred for the acquisition which was allocated as follows: (1) $798 million for the purchase of net assets of $853 million and (ii) the settlement of pre-existing relationships between Radian Asset and AGC at a fair value of $6 million.

Revenue and net income related to Radian Asset from the Radian Acquisition Date through December 31, 2015 included in the consolidated statement of operations were approximately $423 million and $286 million, respectively. In 2015, the Company recorded transaction expenses related to the Radian Asset Acquisition in net income as part of other operating expenses. These expenses were primarily driven by the fees paid to the Company's legal and financial advisors and to the Company's independent auditor.

Radian Asset Acquisition-Related Expenses

Year Ended December 31, 2015
(in millions)
Professional services	$2
Financial advisory fees	10
Total	$12

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and Radian Asset as if the acquisition had been completed on January 1, 2014, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and Radian Asset and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships and Radian Asset acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2014, nor is it indicative of the results of operations in future periods.

Unaudited Pro Forma Results of Operations

	Year Ended December 31, 2015	Year Ended December 31, 2014
	(in millions)
Pro forma revenues	$866	$1,139
Pro forma net income	424	860

MBIA UK Insurance Limited

On January 10, 2017, AGC completed its acquisition of MBIA UK Insurance Limited (MBIA UK), the European operating subsidiary of MBIA Insurance Corporation (MBIA), in accordance with the agreement announced on September 29, 2016. As consideration for the outstanding shares of MBIA UK plus $23 million in cash, AGC exchanged all its holdings of notes issued in the Zohar II 2005-1 transaction. AGC’s Zohar II 2005-1 notes had a total outstanding principal of approximately $347 million and fair value of $334 million as of the date of acquisition. MBIA insured all of the notes issued in the Zohar II 2005-1 transaction. As of December 31, 2016, MBIA UK had an insured portfolio of approximately $12 billion of net par.

MBIA UK has been renamed Assured Guaranty (London) Ltd. (AGLN). Assured Guaranty currently maintains AGLN as a stand-alone entity. Assured Guaranty is actively working to combine AGLN with its other affiliated European insurance companies. Any such combination will be subject to regulatory and court approvals; as a result, Assured Guaranty cannot predict when, or if, such a combination will be completed.

The Company is in the process of allocating the purchase price to the assets acquired and liabilities assumed and conforming accounting policies but has not yet completed the acquisition date balance sheet. The Company intends to include this information in its first quarter 2017 financial statements.

3.	Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and may change. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating on AGC or AGUK. The Company's rated affiliates make similar periodic assessments and have made such requests. For example, the Kroll Bond Rating Agency (KBRA) ratings were first assigned to MAC in 2013, to Assured Guaranty Municipal Corp. (AGM) in 2014, and to AGC in 2016, while the A.M. Best Company, Inc.

(Best) rating was first assigned to Assured Guaranty Re Overseas Ltd. (AGRO) in 2015, and a Moody's Investors Service, Inc. (Moody's) rating was never requested for MAC and was dropped from AG Re and AGRO in 2015. On January 13, 2017, AGC announced that it had requested that Moody's withdraw its financial strength rating of AGC.

The rating agencies' most recent actions related to AGC and AGUK are:

•	On September 20, 2016, KBRA assigned an insurance financial strength rating of AA (stable outlook) to AGC.

•
On August 8, 2016, Moody's affirmed the A3 insurance financial strength rating on AGC and AGUK raising the outlook to stable from negative, although AGC has requested that Moody's withdraw its financial strength rating of AGC and AGUK.

•	On July 27, 2016, S&P Global Ratings, a division of Standard and Poor's Financial Services LLC (S&P), affirmed the AA (stable) financial strength ratings of AGC and AGUK.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC or AGUK in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 6, Contracts Accounted for as Insurance

•	Note 8, Contracts Accounted for as Credit Derivatives

•	Note 14, Reinsurance and Other Monoline Exposures

4.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as BIG. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of AGC's senior management and its senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and debt service outstanding, because it manages such securities as investments and not insurance exposure. As of December 31, 2016 and December 31, 2015, the Company excluded $711 million and $230 million, respectively, of net par as a result of loss mitigation strategies, including loss mitigation securities held in the investment portfolio, which are primarily BIG. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Public finance	$89,942	$115,200	$44,804	$55,466
Structured finance	13,041	20,024	9,725	14,532
Total financial guaranty	$102,983	$135,224	$54,529	$69,998

Financial Guaranty Portfolio by Internal Rating (1)
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$71	0.3%	$784	20.8%	$3,535	43.6%	$228	21.4%	$4,618	12.3%
AA	3,384	13.7	252	6.7	1,807	22.2	77	7.3	5,520	14.7
A	11,823	48.1	566	15.1	1,148	14.1	225	21.2	13,762	36.7
BBB	6,440	26.2	1,807	48.1	336	4.1	455	42.9	9,038	24.1
BIG	2,873	11.7	349	9.3	1,297	16.0	76	7.2	4,595	12.2
Total net par outstanding	$24,591	100.0%	$3,758	100.0%	$8,123	100.0%	$1,061	100.0%	$37,533	100.0%
_____________________

(1)	The December 31, 2016 amounts include $3.6 billion of net par from the CIFG Acquisition.

Financial Guaranty Portfolio by Internal Rating (1)
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$75	0.2%	$78	2.1%	$4,776	40.9%	$685	38.5%	$5,614	11.7%
AA	3,769	12.4	1,469	40.0	2,666	22.8	97	5.4	8,001	16.8
A	14,895	48.8	476	13.0	1,645	14.1	180	10.1	17,196	36.1
BBB	8,486	27.8	1,348	36.7	703	6.0	737	41.4	11,274	23.7
BIG	3,281	10.8	303	8.2	1,897	16.2	81	4.6	5,562	11.7
Total net par outstanding	$30,506	100.0%	$3,674	100.0%	$11,687	100.0%	$1,780	100.0%	$47,647	100.0%
_____________________

(1)	The December 31, 2015 amounts include $11.3 billion of net par from the Radian Asset Acquisition.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2016	As of December 31, 2015	As of December 31, 2016	As of December 31, 2015	As of December 31, 2016	As of December 31, 2015
	(in millions)
Public finance:
U.S.:
General obligation	$21,282	$25,956	$14,736	$17,899	$6,546	$8,057
Tax backed	10,190	12,908	4,591	6,083	5,599	6,825
Healthcare	4,297	5,523	1,150	1,430	3,147	4,093
Transportation	4,865	5,979	1,817	2,273	3,048	3,706
Municipal utilities	6,686	8,624	4,220	5,295	2,466	3,329
Higher education	3,238	4,185	1,834	2,187	1,404	1,998
Infrastructure finance	1,692	1,617	362	453	1,330	1,164
Investor-owned utilities	349	433	42	45	307	388
Housing	250	358	98	136	152	222
Other public finance	1,355	1,804	763	1,080	592	724
Total public finance—U.S.	54,204	67,387	29,613	36,881	24,591	30,506
Non-U.S.:
Infrastructure finance	1,626	1,760	261	301	1,365	1,459
Regulated utilities	1,852	1,723	464	535	1,388	1,188
Pooled infrastructure	1,621	2,013	919	1,141	702	872
Other public finance	303	164	—	9	303	155
Total public finance—non-U.S.	5,402	5,660	1,644	1,986	3,758	3,674
Total public finance	59,606	73,047	31,257	38,867	28,349	34,180
Structured finance:
U.S.:
Pooled corporate obligations	4,663	7,628	358	1,153	4,305	6,475
Residential Mortgage-Backed Securities (RMBS)	2,220	2,809	446	582	1,774	2,227
Consumer receivables	1,201	1,455	222	283	979	1,172
Insurance securitizations	2,533	3,173	1,797	2,272	736	901
Commercial receivables	170	354	59	107	111	247
Commercial mortgage-backed securities (CMBS) and other commercial real estate related exposures	43	549	6	97	37	452
Other structured finance	357	438	176	225	181	213
Total structured finance—U.S.	11,187	16,406	3,064	4,719	8,123	11,687
Non-U.S.:
Pooled corporate obligations	335	1,546	46	467	289	1,079
Commercial receivables	352	473	85	101	267	372
RMBS	229	22	0	0	229	22
Other structured finance	296	327	20	20	276	307
Total structured finance—non-U.S.	1,212	2,368	151	588	1,061	1,780
Total structured finance	12,399	18,774	3,215	5,307	9,184	13,467
Total net par outstanding	$72,005	$91,821	$34,472	$44,174	$37,533	$47,647

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $123 million for structured finance and $65 million for public finance obligations at December 31, 2016. All of the public finance commitments and $109 million of structured finance commitments expired prior to the date of this filing.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2016

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$8,973	$6,071	$15,044
5 to 10 years	5,036	1,443	6,479
10 to 15 years	4,184	557	4,741
15 to 20 years	4,670	887	5,557
20 years and above	5,486	226	5,712
Total net par outstanding	$28,349	$9,184	$37,533

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$873	$1,364	$636	$2,873	$24,591
Non-U.S. public finance	295	54	—	349	3,758
Public finance	1,168	1,418	636	3,222	28,349
Structured finance:
U.S. RMBS	128	174	425	727	1,774
Triple-X life insurance transactions	—	—	149	149	556
Trust preferred securities (TruPS)	243	95	—	338	1,607
Other structured finance	40	116	3	159	5,247
Structured finance	411	385	577	1,373	9,184
Total	$1,579	$1,803	$1,213	$4,595	$37,533

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$2,064	$1,196	$21	$3,281	$30,506
Non-U.S. public finance	92	211	—	303	3,674
Public finance	2,156	1,407	21	3,584	34,180
Structured finance:
U.S. RMBS	454	126	431	1,011	2,227
Triple-X life insurance transactions	—	—	149	149	721
TruPS	528	96	—	624	3,496
Other structured finance	102	91	1	194	7,023
Structured finance	1,084	313	581	1,978	13,467
Total	$3,240	$1,720	$602	$5,562	$47,647

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,123	$456	$1,579	133	10	143
Category 2	1,644	159	1,803	65	6	71
Category 3	1,100	113	1,213	107	9	116
Total BIG	$3,867	$728	$4,595	305	25	330

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,519	$721	$3,240	170	12	182
Category 2	1,354	366	1,720	63	8	71
Category 3	508	94	602	99	12	111
Total BIG	$4,381	$1,181	$5,562	332	32	364
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2016

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	402	$3,295	8.8%
Texas	520	2,258	6.0
New Jersey	117	1,818	4.8
New York	300	1,796	4.8
Puerto Rico	18	1,749	4.7
Florida	136	1,513	4.0
Illinois	270	1,374	3.7
Pennsylvania	171	1,299	3.5
Georgia	67	724	1.9
Massachusetts	75	617	1.6
Other states and U.S. territories	1,397	8,148	21.7
Total U.S. public finance	3,473	24,591	65.5
U.S. Structured finance (multiple states)	496	8,123	21.6
Total U.S.	3,969	32,714	87.1
Non-U.S.:
United Kingdom	86	2,666	7.1
Australia	14	707	1.9
France	11	216	0.6
Turkey	1	200	0.5
Italy	9	189	0.5
Other	44	841	2.3
Total non-U.S.	165	4,819	12.9
Total	4,134	$37,533	100.0%

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2016, all of which are rated BIG. Puerto Rico has experienced significant general fund budget deficits in recent years and a challenging economic environment. Beginning on January 1, 2016, a number of Puerto Rico credits have defaulted on bond payments, and the Company has now paid claims on several Puerto Rico credits as shown in the table "Puerto Rico Net Par Outstanding" below.

On November 30, 2015 and December 8, 2015, Governor García Padilla of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and

Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). On January 7, 2016, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico, asserting that this attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company subject to the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On April 6, 2016, the Former Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the Moratorium Act). The Moratorium Act purportedly empowers the governor to declare, entity by entity, states of emergencies and moratoriums on debt service payments on obligations of the Commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. The Former Governor used the authority of the Moratorium Act to take a number of actions related to issuers of obligations the Company insures. National Public Finance Guarantee Corporation (National) (another financial guarantor), holders of the Commonwealth general obligation bonds and certain Puerto Rico residents (the National Plaintiffs) have filed suits to invalidate the Moratorium Act, and after the passage of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA), the National Plaintiffs sought a relief from the stay of litigation imposed by PROMESA to pursue the action. On July 21, 2016, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the stay of litigation imposed by PROMESA to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law. In November 2016 that court denied both the Company's and the National Plaintiffs' motions for relief from stay in the respective actions. The PROMESA stay expires on May 1, 2017.

On June 30, 2016, PROMESA was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law. PROMESA also appears to preempt at least portions of the Moratorium Act and to stay debt-related litigation, including the Company’s litigation regarding the Clawback Orders. On August 31, 2016, the President of the United States appointed the seven members of the Oversight Board.

The Oversight Board has begun meeting and has hired Ramón Ruiz-Comas as interim executive director. On January 2, 2017, Ricardo Antonio Rosselló Nevares (the Governor) took office, replacing the Former Governor. On January 29, 2017, the Governor signed the Puerto Rico Emergency and Fiscal Responsibility Act (Emergency Act) that, among other things, repeals portions of the Moratorium Act, defines an emergency period until May 1, 2017, continues diversion of collateral away from bonds the Company insures, and defines the powers and duties of the Fiscal Agency and Financial Advisory Authority (FAFAA). The final shape, timing and validity of responses to Puerto Rico’s distress eventually enacted or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the impact of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a Constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. As noted above, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's recent attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2016, the Company had $378 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds.

Puerto Rico Public Buildings Authority (PBA). As of December 31, 2016, the Company had $169 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds. The Company has continued to make claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2016, the Company had $519 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $93 million insured net par of PRHTA (Highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The Clawback Orders cover Commonwealth-derived taxes that are allocated to PRHTA. The Company believes that such sources represented a substantial majority of PRHTA’s revenues in 2015. The PRHTA bonds are subject to executive orders issued pursuant to the Moratorium Act. As noted above, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback Orders) are preempted by PROMESA and violate the U.S. Constitution, and also seeking damages and injunctive relief. That motion was denied on November 2, 2016, on procedural grounds. The PROMESA stay expires on May 1, 2017. There were sufficient funds in the PRHTA bond accounts to make the July 1, 2016 and January 1, 2017, PRHTA debt service payments guaranteed by the Company on a primary basis, and those payments were made in full.

PRCCDA. As of December 31, 2016, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are subject to the Clawback Orders, and the bonds are subject to an executive order issued pursuant to the Moratorium Act. There were sufficient funds in the PRCCDA bond accounts to make the July 1, 2016 and January 1, 2017 PRCCDA bond payments guaranteed by the Company, and those payments were made in full.

PRIFA. As of December 31, 2016, the Company had $17 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are subject to the Clawback Orders and the bonds are subject to an executive order issued pursuant to the Moratorium Act. The Company made its first claim payment on PRIFA bonds in January 2016, and has continued to make claim payments on PRIFA bonds.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of December 31, 2016, the Company had $73 million insured net par outstanding of PREPA obligations, which are payable from a pledge of net revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction and in exchange for a market premium, Assured Guaranty will issue surety insurance policies in an aggregate amount not expected to exceed $113 million ($14 million for AGC and $99 million for AGM) to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing, which was closed in two tranches on May 19, 2016 and June 22, 2016. AGM's and AGC's share of the bridge financing was approximately $15 million ($2 million for AGC and $13 million for

AGM). Legislation meeting the requirements of the RSA was enacted on February 16, 2016, and a transition charge to be paid by PREPA rate payers for debt service on the securitization bonds as contemplated by the RSA was approved by the Puerto Rico Energy Commission on June 20, 2016. The closing of the restructuring transaction and the issuance of the surety bonds are subject to certain conditions, including execution of acceptable documentation and legal opinions. The RSA has been extended to March 31, 2017. Recent press reports indicate that the Governor and the Oversight Board both support renegotiating the RSA, while maintaining its general framework.

On July 1, 2016, PREPA made full payment of the $41 million of principal and interest due on PREPA revenue bonds insured by AGM and AGC. That payment was funded in part by AGM’s purchase of $26 million of PREPA bonds maturing in 2020. Upon finalization of the transactions contemplated by the RSA, these new PREPA revenue bonds will be supported by securitization bonds contemplated by the RSA. On January 1, 2017, PREPA made full payment of the $18 million of interest due on PREPA revenue bonds insured by AGM and AGC.

There can be no assurance that the conditions in the RSA will be met or that, if the conditions are met, the RSA's other provisions, including those related to the insured PREPA revenue bonds, will be implemented as currently agreed. In addition, the impact of PROMESA , the Moratorium Act and Emergency Act or any attempt to exercise the power purportedly granted by the Moratorium Act or the Emergency Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

Puerto Rico Aqueduct and Sewer Authority (PRASA). As of December 31, 2016, the Company had $285 million of insured net par outstanding to PRASA bonds, which are secured by the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. According to a material event notice PRASA filed on March 4, 2016, PRASA owed its contractors $140 million. The PRASA Revitalization Act, which establishes a securitization mechanism that could facilitate debt issuance, was signed into law on July 13, 2016. While certain bonds benefiting from a guarantee by the Commonwealth are subject to an executive order issued under the Moratorium Act, bonds insured by the Company are not subject to that order. There were sufficient funds in the PRASA bond accounts to make the July 1, 2016 and January 1, 2017 PRASA bond payments guaranteed by the Company, and those payments were made in full.

Municipal Finance Agency (MFA). As of December 31, 2016,the Company had $61 million net par outstanding of bonds issued by MFA secured by a pledge of local property tax revenues. There were sufficient funds in the MFA bond accounts to make the July 1, 2016 and January 1, 2017 MFA bond payments guaranteed by the Company, and those payments were made in full.

University of Puerto Rico (U of PR). As of December 31, 2016, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the University, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. The U of PR bonds are subject to an executive order issued under the Moratorium Act. There were no debt service payments due on July 1, 2016, or January 1, 2017 on Company-insured U of PR bonds, and, as of the date of this filing, all payments on Company-insured U of PR bonds had been made.

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Exposure to Puerto Rico	$2,128	$2,238	$3,697	$3,900

Puerto Rico
Net Par Outstanding

	As of December 31, 2016 (2)	As of December 31, 2015
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$378	$415
Puerto Rico Public Buildings Authority (1)	169	137
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	519	475
PRHTA (Highways revenue)	93	101
PRCCDA	152	82
PRIFA (1)	17	10
Other Public Corporations
PREPA	73	74
PRASA	285	296
MFA	61	65
U of PR	1	1
Total net exposure to Puerto Rico	$1,748	$1,656
____________________

(1)	As of the date of this filing, the Company has paid claims on these credits.

(2)	In 2016, the Company's Puerto Rico exposures increased due to the CIFG Acquisition, which increased net par outstanding by $213 million.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2016

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2017 (January 1 - March 31)	$0	$44
2017 (April 1 - June 30)	0	0
2017 (July 1 - September 30)	85	125
2017 (October 1 - December 31)	0	0
Subtotal 2017	85	169
2018	79	165
2019	67	149
2020	118	195
2021	53	127
2022-2026	234	562
2027-2031	297	536
2032-2036	505	669
2037-2041	106	177
2042-2047	204	255
Total	$1,748	$3,004

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, Spain and Turkey (collectively, the Selected European Countries). The Company added Turkey to its list of Selected European Countries in 2016, as a result of the recent political turmoil in the country. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2016

	Hungary	Italy	Portugal	Spain	Turkey	Total
	(in millions)
Sub-sovereign exposure(2)	$13	$154	$1	$43	$—	$211
Non-sovereign exposure(3)	4	18	—	—	180	202
Total	$17	$172	$1	$43	$180	$413
Total BIG (See Note 5)	$16	$—	$1	$43	$—	$60
____________________

(1)	While exposures are shown in U.S. dollars, the obligations are in various currencies, primarily euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities, RMBS and diversified payment rights (DPR) securitizations.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The $180 million net insured par exposure in Turkey is to DPR securitizations sponsored by a major Turkish bank. These DPR securitizations were established outside of Turkey and involve payment orders in U.S. dollars, pounds sterling and Euros from persons outside of Turkey to beneficiaries in Turkey who are customers of the sponsoring bank. The sponsoring bank's correspondent banks have agreed to remit all such payments to a trustee-controlled account outside Turkey, where debt service payments for the DPR securitization are given priority over payments to the sponsoring bank.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $64 million to Selected European Countries (plus Greece) in transactions with $0.5 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $2 million across two highly rated pooled corporate obligations with net par outstanding of $63 million.

5.	Expected Loss to be Paid

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The three models are: (1) insurance, (2) derivative and (3) VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties (R&W) and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is important because it represents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 6, Contracts Accounted for as Insurance.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 7, Fair Value Measurement and Note 8, Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in GAAP, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option. Management assesses the expected losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. See Note 9, Consolidated Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and expected and contractual recoveries for breaches of R&W or other expected recoveries), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The Company updates the discount rate each quarter and reflects the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of R&W, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 10, Investments and Cash and Note 7, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

Similarly, changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for expected recoveries for breaches of R&W and other expected recoveries. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 3.23% with a weighted average of 2.77% as of December 31, 2016 and 0.0% to 3.25% with a weighted average of 2.48% as of December 31, 2015.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31, 2016	Year Ended December 31, 2015
	(in millions)
Net expected loss to be paid, beginning of period	$419	$146
Net expected loss to be paid on the CIFGH portfolio as of July 1, 2016	22	—
Net expected loss to be paid on Radian Asset portfolio as of April 1, 2015	—	190
Economic loss development due to:
Accretion of discount	8	7
Changes in discount rates	2	(5)
Changes in timing and assumptions	31	175
Total economic loss development	41	177
Paid losses	(145)	(94)
Net expected loss to be paid, end of period	$337	$419
Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015(2)	Net Expected Loss to be Paid (Recovered) on CIFG as of July 1, 2016	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2016(2)
	(in millions)
Public finance:
U.S. public finance	$353	$40	$74	$(93)	$374
Non-U.S. public finance	6	2	(2)	—	6
Public finance	359	42	72	(93)	380
Structured finance:
U.S. RMBS	76	(22)	(11)	(14)	29
Triple-X life insurance transactions	(14)	—	(21)	(22)	(57)
Other structured finance	(2)	2	1	(16)	(15)
Structured finance	60	(20)	(31)	(52)	(43)
Total	$419	$22	$41	$(145)	$337

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014	Net Expected Loss to be Paid (Recovered) on Radian Asset portfolio as of April 1, 2015	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2015(2)
	(in millions)
Public finance:
U.S. public finance	$49	$81	$226	$(3)	$353
Non-U.S. public finance	2	4	0	—	6
Public finance	51	85	226	(3)	359
Structured finance:
U.S. RMBS	127	4	(55)	0	76
Triple-X life insurance transactions	(19)	—	7	(2)	(14)
Other structured finance	(13)	101	(1)	(89)	(2)
Structured finance	95	105	(49)	(91)	60
Total	$146	$190	$177	$(94)	$419
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $5 million and $9 million in LAE for the years ended December 31, 2016 and 2015, respectively.

(2)	Includes expected LAE to be paid of $6 million as of December 31, 2016 and $5 million as of December 31, 2015.

Future Net R&W Recoverable (Payable)(1)

	Future Net R&W Benefit as of December 31, 2016	Future Net R&W Benefit as of December 31, 2015	Future Net R&W Benefit as of December 31, 2014
	(in millions)
U.S. RMBS:
First lien	$11	$6	$87
Second lien	21	7	7
Total	$32	$13	$94
____________________

(1)
The Company’s agreements with R&W providers generally provide that, as the Company makes claim payments, the R&W providers reimburse it for those claims; if the Company later receives reimbursement through the transaction (for example, from excess spread), the Company repays the R&W providers. See the section “Breaches of Representations and Warranties” for information about the R&W agreements. When the Company projects receiving more reimbursements in the future than it projects paying in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

The following table presents the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model

	As of December 31, 2016			As of December 31, 2015
	Public Finance	Structured Finance	Total	Public Finance	Structured Finance	Total
	(in millions)
Financial guaranty insurance	$380	$(67)	$313	$359	$32	$391
FG VIEs (1) and other	—	14	14	—	23	23
Credit derivatives (2)	0	10	10	0	5	5
Total	$380	$(43)	$337	$359	$60	$419
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Contracts Accounted for as Credit Derivatives.

The following table presents the net economic loss development for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Public Finance	Structured Finance	Total	Public Finance	Structured Finance	Total
	(in millions)
Financial guaranty insurance	$72	$(29)	$43	$233	$5	$238
FG VIEs(1) and other	—	0	0	—	(3)	(3)
Credit derivatives (2)	—	(2)	(2)	(7)	(51)	(58)
Total	$72	$(31)	$41	$226	$(49)	$177
_________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

(2)	Refer to Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2016, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2016, including those mentioned above, which incorporated the likelihood of the various outcomes, will be $374 million, compared with a net expected loss of $353 million as of December 31, 2015. On July 1, 2016, the CIFG Acquisition added $40 million in net economic losses to be paid for U.S. public finance credits. Economic loss development in 2016 was $74 million, which was primarily attributable to Puerto Rico exposures.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for R&W recoveries to include in its cash flow projections. Where the Company has an agreement with an R&W provider (such as its agreement with Bank of America, which is described in more detail under "Breaches of Representations and Warranties" below), that credit is based on the agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2016 Compared to Year-End 2015 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2016 as it used as of December 31, 2015, except it (1) increased severities for specific vintages of Alt-A first lien, Option ARM and subprime transactions, (2) decreased liquidation rates for specific non-performing categories of subprime transactions and Option ARM and (3) increased liquidation rates for specific non-performing categories of second lien transactions. In 2016 the economic benefit was $12 million for first lien U.S. RMBS and loss development was $1 million for second lien U.S. RMBS.

Year-End 2015 Compared to Year-End 2014 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2015 as it used as of December 31, 2014, except that, for its first lien RMBS loss projections for 2015, it shortened by twelve months the period it is projecting it will take in the base case to reach the final CDR as compared with December 31, 2014. The methodology and revised assumptions the Company used to project first lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime", and the methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections." In 2015 the economic benefit was $60 million for first lien U.S. RMBS and loss development was $5 million for second lien U.S. RMBS.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2016	December 31, 2015	December 31, 2014
Current Loans Modified in the Previous 12 Months
Alt-A and Prime	25%	25%	25%
Option ARM	25	25	25
Subprime	25	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A and Prime	25	25	25
Option ARM	25	25	25
Subprime	25	25	25
30 – 59 Days Delinquent
Alt-A and Prime	35	35	35
Option ARM	35	40	40
Subprime	40	45	35
60 - 89 Days Delinquent
Alt-A and Prime	45	45	50
Option ARM	50	50	55
Subprime	50	55	40
90+ Days Delinquent
Alt-A and Prime	55	55	60
Option ARM	55	60	65
Subprime	55	60	55
Bankruptcy
Alt A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	65	65	75
Option ARM	65	70	80
Subprime	65	70	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 6.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. As a result, the Company updated severities for specific asset classes and vintages based on observed data as shown in the tables below. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

 The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of December 31, 2016		As of December 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.0% - 13.5%	5.5%	1.7% - 26.4%	5.8%	2.0% - 10.1%	6.7%
Final CDR	0.0% - 0.7%	0.3%	0.1% - 1.3%	0.3%	0.1% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	80.0%		70.0%		70.0%
2007	70.0%		65.0%		65.0%
Option ARM
Plateau CDR	3.4% - 6.6%	5.5%	4.8% - 9.3%	7.5%	4.5% - 13.1%	10.1%
Final CDR	0.2% - 0.3%	0.3%	0.2% - 0.5%	0.4%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	75.0%		65.0%		65.0%
Subprime
Plateau CDR	2.8% - 14.1%	7.9%	4.7% - 12.7%	8.2%	4.9% - 12.6%	8.2%
Final CDR	0.1% - 0.7%	0.4%	0.2% - 0.6%	0.4%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	80.0%		75.0%		75.0%
2006	90.0%		90.0%		90.0%
2007	90.0%		90.0%		90.0%
____________________

(1)	Represents variables for most heavily weighted scenario (the base case).

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2015.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2016. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2016 as it used as of December 31, 2015, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $2 million Alt-A first liens, $1 million for Option ARM, $5 million for subprime and $0.2 million for prime transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months) expected loss to be paid would decrease from current projections by approximately $2 million for Alt-A first liens, $3 million for Option ARM, $2 million for subprime and $0.1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded five months of losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data and 28 months of decrease to the steady state CDR, the same as of December 31, 2015.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used as of December 31, 2015.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2016 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of December 31, 2015.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final

CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2015. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios as of December 31, 2016 and December 31, 2015. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004-2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of December 31, 2016		As of December 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.3% - 24.8%	13.6%	7.0% - 13.0%	7.6%	3.7% - 5.1%	3.8%
Final CDR trended down to	0.5% - 2.5%	1.5%	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%
Liquidation rates:
Current Loans Modified in the Previous 12 Months	25%		25%		25%
Current Loans Delinquent in the Previous 12 Months	25		25		25
30 – 59 Days Delinquent	50		50		55
60 – 89 Days Delinquent	65		65		70
90+ Days Delinquent	80		75		80
Bankruptcy	55		55		55
Foreclosure	75		75		75
Real Estate Owned	100		100		100
Loss severity	98%		98%		90.0% - 98.0%	90.5%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the base case).

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $8 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $3 million for HELOC transactions.

Breaches of Representations and Warranties

The Company entered into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. As of December 31, 2016, the Company had one such agreement remaining. Under the Company's agreement with Bank of America Corporation and certain of its subsidiaries (Bank of America), Bank of America agreed to reimburse the Company for 80% of claims on the first lien transactions covered by the agreement that the Company pays in the future, subject to a cap the Company currently projects it will not reach. The Company also had an R&W reimbursement agreement with Deutsche Bank AG and certain of its affiliates (collectively, Deutsche Bank), but Deutsche Bank's reimbursement obligations under that agreement were terminated in May 2016 in return for a cash payment to the Company. The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit or payable as it uses to project RMBS losses on its portfolio.

As of December 31, 2016, the Company had a net R&W recoverable of $32 million to R&W counterparties, compared to an R&W recoverable of $13 million as of December 31, 2015. The increase was primarily due to the addition of R&W recoverable related to RMBS insured by CIFGNA and still being pursued by the Company. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

Triple-X Life Insurance Transactions

The Company had $149 million of net par exposure to financial guaranty Triple-X life insurance transactions rated BIG as of December 31, 2016. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts are invested at inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2016, the Company’s projected net expected loss to be recovered was $57 million as of December 31, 2016. The economic benefit during 2016 was approximately $21 million, which was due primarily to benefit resulting from a purchase of a portion of an insured obligation to mitigate loss.

Other structured finance

The Company's other structured finance sector has BIG net par of $497 million, comprising primarily transactions backed by TruPS, perpetual preferred securities, commercial receivables and manufactured housing loans. The economic benefit during 2016 was $1 million, which was attributable primarily to improved performance of various credits.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGC, AGM and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer (in other words, claw back) certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay.

On July 21, 2016, AGC and AGM filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the stay provided by PROMESA. Upon a grant of relief from the PROMESA stay, the lawsuit further seeks a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback) are preempted by PROMESA and violate the U.S. Constitution. Additionally, it seeks damages for the value of the PRHTA toll revenues diverted and injunctive relief prohibiting the defendants from taking any further action under these executive orders. On October 28, 2016, the Oversight Board filed a motion seeking leave to intervene in the action, which motion was denied on November 1, 2016, without prejudice, on procedural grounds. On November 2, 2016, the Court denied AGC’s and AGM’s motion for relief from the PROMESA stay on procedural grounds. The PROMESA stay expires on May 1, 2017.

For a discussion of the Company's exposure to Puerto Rico related to the litigation described above, please see Note 4, Outstanding Exposure.

On November 1, 2013, Radian Asset commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of December 31, 2016, $20 million of such bonds were outstanding. The County maintained that its payment obligation is limited to two years of annual debt service, while AGC contended the County’s obligations under the contribution agreement continue so long as the bonds remain outstanding. On April 27, 2016, the Court granted AGC's motion for summary judgment, agreeing with AGC's interpretation of the County's obligations. On May 11, 2016, the County filed a notice of appeal of that ruling to the United States Court of Appeals for the Fifth Circuit.

Triple-X Life Insurance Transactions

In December 2008, AGUK filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (JPMIM), the investment manager for a triple-X life insurance transaction, Orkney Re II plc (Orkney), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments.  On March 25, 2017, the parties agreed to the material terms of a settlement, and on March 27, 2017, the court suspended the trial that had been ongoing, pending the execution of a final settlement agreement. The parties have agreed to keep the terms of the settlement confidential.

RMBS Transactions

On February 5, 2009, U.S. Bank National Association, as indenture trustee (U.S. Bank), CIFGNA, as insurer of the Class Ac Notes, and Syncora Guarantee Inc. (Syncora), as insurer of the Class Ax Notes, filed a complaint in the Supreme Court of the State of New York against GreenPoint Mortgage Funding, Inc. (GreenPoint) alleging GreenPoint breached its R&W with respect to the underlying mortgage loans in the GreenPoint Mortgage Funding Trust 2006-HE1 transaction.  On March 3, 2010, the court dismissed CIFGNA's and Syncora’s causes of action on standing grounds. On December 16, 2013, GreenPoint moved to dismiss the remaining claims of U.S. Bank on the grounds that it too lacked standing. U.S. Bank cross-moved for partial summary judgment striking GreenPoint’s defense that U.S. Bank lacked standing to directly pursue claims against GreenPoint. On January 28, 2016, the court denied GreenPoint’s motion for summary judgment and granted U.S. Bank’s cross-motion for partial summary judgment, finding that as a matter of law U.S. Bank has standing to directly assert claims against GreenPoint.  On November 28, 2016, GreenPoint filed an appeal. CIFGNA originally had $500 million insured net par exposure to this transaction; $23 million insured net par remains outstanding at December 31, 2016.

On November 26, 2012, CIFGNA filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the Court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the Court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the Court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the Court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim.

On January 15, 2013, CIFGNA filed a complaint in the Supreme Court of the State of New York against Goldman, Sachs & Co. (Goldman) for material misrepresentation in the inducement of insurance and common law fraud, alleging that Goldman fraudulently induced CIFGNA to insure $325 million of Class A-1 Notes (the Class A-1 Notes) and to purchase $10 million of Class A-2 Notes (the Class A-2 Notes) issued by Fortius II Funding, Ltd. CDO. CIFGNA and Goldman agreed to separately arbitrate the issue of liability with respect to CIFG’s purchase of the Class A-2 Notes, and on February 4, 2015, an arbitration panel awarded CIFGNA $2.5 million in damages. On September 11, 2015, CIFGNA filed an amended complaint to allege that the arbitration award collaterally estopped Goldman from disputing its liability for fraudulent inducement in respect of the Class A-1 Notes. On October 20, 2016, AGC (as successor to CIFGNA) and Goldman reached a settlement of the action.

6.	Contracts Accounted for as Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP, as well as those that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Scheduled net earned premiums	$117	$106	$36
Accelerations:
Refundings	157	118	12
Terminations	8	5	1
Total Accelerations	165	123	13
Accretion of discount on net premiums receivable	3	1	3
Net earned premiums(1)	$285	$230	$52
___________________

(1)	Excludes $1 million, $2 million and $1 million for the year ended December 31, 2016, 2015 and 2014, respectively, related to consolidated FG VIEs.

Components of
Unearned Premium Reserve

	As of December 31, 2016			As of December 31, 2015
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$1,213	$310	$903	$1,305	$420	$885
Contra-paid (2)	(11)	0	(11)	(4)	—	(4)
Unearned premium reserve	$1,202	$310	$892	$1,301	$420	$881
 ____________________

(1)	Excludes $8 million and $13 million of deferred premium revenue related to FG VIEs as of December 31, 2016 and December 31, 2015, respectively.

(2)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Beginning of period, December 31	$222	$214	$210
Premiums receivable from acquisitions (see Note 2)	18	15	—
Gross written premiums on new business, net of commissions on assumed business	4	30	33
Gross premiums received, net of commissions on assumed business	(31)	(31)	(29)
Adjustments:
Changes in the expected term	(2)	(8)	(3)
Accretion of discount, net of commissions on assumed business	5	3	6
Foreign exchange translation	(3)	(1)	(2)
Consolidation/deconsolidation of FG VIEs	0	—	(1)
End of period, December 31(1)	$213	$222	$214
___________________

(1)	Excludes $6 million, $12 million and $13 million as of December 31, 2016, 2015 and 2014, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 10% and 11% of installment premiums at December 31, 2016 and 2015, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$9
2017 (April 1 – June 30)	7
2017 (July 1 – September 30)	6
2017 (October 1 – December 31)	6
2018	23
2019	21
2020	21
2021	19
2022-2026	72
2027-2031	36
2032-2036	24
After 2036	12
Total(1)	$256
___________________

(1)	Excludes expected cash collections on FG VIEs of $8 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$29
2017 (April 1 – June 30)	28
2017 (July 1 – September 30)	24
2017 (October 1 – December 31)	24
Subtotal 2017	105
2018	90
2019	80
2020	71
2021	64
2022-2026	239
2027-2031	142
2032-2036	73
After 2036	39
Net deferred premium revenue(1)	903
Future accretion	29
Total future net earned premiums	$932
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $8 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2016	As of December 31, 2015
	(dollars in millions)
Premiums receivable, net of commission payable	$213	$222
Gross deferred premium revenue	268	249
Weighted-average risk-free rate used to discount premiums	2.8%	3.0%
Weighted-average period of premiums receivable (in years)	7.7	7.6

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs include expenses such as the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Beginning of period	$(14)	$(24)	$(22)
DAC adjustments from acquisitions (see Note 2)	0	6	—
Costs deferred during the period:
Commissions on assumed and ceded business	1	0	(5)
Premium taxes	0	1	1
Compensation and other acquisition costs	2	3	2
Total	3	4	(2)
Costs amortized during the period	3	0	0
End of period	$(8)	$(14)	$(24)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet, rather, credit derivatives are recorded at fair value on the balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid net of contra-paid (total losses) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by an acquired company prior to the date of acquisition, consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases due to changes in facts and circumstances the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.23% with a weighted average of 2.79% as of December 31, 2016 and 0.0% to 3.25% with a weighted average of 2.50% as of December 31, 2015.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2016			As of December 31, 2015
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public finance:
U.S. public finance	$208	$51	$157	$231	$7	$224
Non-U.S. public finance	2	—	2	2	—	2
Public finance	210	51	159	233	7	226
Structured finance:
U.S. RMBS	43	58	(15)	43	9	34
Triple-X life insurance transactions	(68)	—	(68)	(25)	—	(25)
Other structured finance	11	—	11	27	1	26
Structured finance	(14)	58	(72)	45	10	35
Subtotal	196	109	87	278	17	261
Other recoverables	—	0	0	—	3	(3)
Subtotal	196	109	87	278	20	258
Elimination of losses attributable to FG VIEs	(8)	—	(8)	(2)	0	(2)
Total (1)	188	109	79	276	20	256
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Loss and LAE reserve	$479	$589
Reinsurance recoverable on unpaid losses	(291)	(313)
Loss and LAE reserve, net	188	276
Salvage and subrogation recoverable	(125)	(18)
Salvage and subrogation payable(1)	16	1
Other payable (recoverables)	0	(3)
Salvage and subrogation recoverable, net and other recoverable	(109)	(20)
Net reserves (salvage)	$79	$256
___________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	313
Contra-paid, net	11
Salvage and subrogation recoverable, net of reinsurance	109
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(187)
Other recoveries	0
Net expected loss to be expensed (present value) (2)	$246
___________________

(1)	See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)	Excludes $5 million as of December 31, 2016 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$1
2017 (April 1 – June 30)	4
2017 (July 1 – September 30)	3
2017 (October 1 – December 31)	3
Subtotal 2017	11
2018	13
2019	16
2020	16
2021	14
2022-2026	77
2027-2031	60
2032-2036	29
After 2036	10
Net expected loss to be expensed	246
Future accretion	76
Total expected future loss and LAE	$322

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Public finance:
U.S. public finance	$52	$197	$22
Non-U.S. public finance	0	1	0
Public finance	52	198	22
Structured finance:
U.S. RMBS	15	0	(35)
Triple-X life insurance transactions	(21)	4	(5)
Other structured finance	(1)	(1)	(5)
Structured finance	(7)	3	(45)
Loss and LAE on insurance contracts before FG VIE consolidation	45	201	(23)
Gain (loss) related to FG VIE consolidation	1	(1)	1
Loss and LAE	$46	$200	$(22)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	133	(24)	65	(15)	107	(28)	305	—	305
Remaining weighted-average contract period (in years)	9.2	9.6	15.3	16.6	8.7	11.2	11.1	—	11.1
Outstanding exposure:
Principal	$1,325	$(202)	$2,073	$(429)	$1,634	$(534)	$3,867	$—	$3,867
Interest	624	(100)	1,646	(367)	391	(57)	2,137	—	2,137
Total(2)	$1,949	$(302)	$3,719	$(796)	$2,025	$(591)	$6,004	$—	$6,004
Expected cash outflows (inflows)	$71	$(7)	$618	$(123)	$527	$(400)	$686	$(52)	$634
Potential recoveries
Undiscounted R&W	1	0	(2)	1	(24)	1	(23)	—	(23)
Other (3)	(169)	26	(34)	1	(92)	12	(256)	34	(222)
Total potential recoveries	(168)	26	(36)	2	(116)	13	(279)	34	(245)
Subtotal	(97)	19	582	(121)	411	(387)	407	(18)	389
Discount	30	(6)	(169)	38	(136)	162	(81)	5	(76)
Present value of expected cash flows	$(67)	$13	$413	$(83)	$275	$(225)	$326	$(13)	$313
Deferred premium revenue	$98	$(1)	$234	$(9)	$204	$(11)	$515	$(5)	$510
Reserves (salvage)	$(94)	$14	$273	$(74)	$182	$(215)	$86	$(8)	$78

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	170	(33)	63	(13)	99	(24)	332	—	332
Remaining weighted-average contract period (in years)	9.1	8.2	17.0	17.7	10.6	13.7	11.4	—	11.4
Outstanding exposure:
Principal	$3,052	$(533)	$1,845	$(491)	$1,034	$(526)	$4,381	$—	$4,381
Interest	1,393	(215)	1,666	(451)	155	(42)	2,506	—	2,506
Total(2)	$4,445	$(748)	$3,511	$(942)	$1,189	$(568)	$6,887	$—	$6,887
Expected cash outflows (inflows)	$113	$(14)	$601	$(163)	$494	$(380)	$651	$(56)	$595
Potential recoveries
Undiscounted R&W	0	—	(2)	0	(10)	2	(10)	7	(3)
Other (3)	(34)	4	(36)	7	(70)	10	(119)	37	(82)
Total potential recoveries	(34)	4	(38)	7	(80)	12	(129)	44	(85)
Subtotal	79	(10)	563	(156)	414	(368)	522	(12)	510
Discount	(10)	1	(160)	47	(155)	153	(124)	5	(119)
Present value of expected cash flows	$69	$(9)	$403	$(109)	$259	$(215)	$398	$(7)	$391
Deferred premium revenue	$280	$(2)	$105	$(10)	$49	$(10)	$412	$(8)	$404
Reserves (salvage)	$9	$(7)	$328	$(100)	$219	$(205)	$244	$(2)	$242
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay.

For example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% to 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2016, AGC had insured approximately $0.8 billion net par of VRDOs, of which approximately $0.1 billion of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2016, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing. There were no transfers into or out of Level 3 during 2015.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2016, the Company used models to price 33 fixed-maturity securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 21% or $598 million of the Company’s fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities carried as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities (CCS), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the AGC CCS) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Notes Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value (NAV) of the funds if a published daily value is not available (Level 2). The NAV are based on observable information.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include as of December 31, 2016, hedges on other financial guarantors that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured credit default swaps that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are done for an amount that approximates the present value of future premiums or for a negotiated amount; not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2016 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (bank profit);

•	premiums paid to the Company for the Company’s credit protection provided (net spread); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (hedge cost).

•The weighted average life which is based on debt service schedules.

The rates used to discount future expected premium cash flows ranged from 1.00% to 2.55% at December 31, 2016 and 0.44% to 2.51% at December 31, 2015.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2016	As of December 31, 2015
Based on actual collateral specific spreads	13%	23%
Based on market indices	72%	60%
Provided by the CDS counterparty	15%	17%
Total	100%	100%
__________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 23% and 22%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2016 and December 31, 2015, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is  based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consist primarily of investments in a guaranteed investment contract. The fair value of the investments in the guaranteed investment contract approximated their carrying value due to their short term nature. The fair value measurement of the guaranteed investment contract was classified as Level 2 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,523	$—	$1,521	$2
U.S. government and agencies	144	—	144	—
Corporate securities	276	—	276	—
Mortgage-backed securities:
RMBS	91	—	58	33
CMBS	85	—	85	—
Asset-backed securities	596	—	33	563
Foreign government securities	82	—	82	—
Total fixed-maturity securities	2,797	—	2,199	598
Short-term investments	99	61	38	—
Other invested assets	2	—	0	2
Credit derivative assets	58	—	—	58
FG VIEs’ assets, at fair value	232	—	—	232
Other assets	73	13	28	32
Total assets carried at fair value	$3,261	$74	$2,265	$922
Liabilities:
Credit derivative liabilities	$306	$—	$—	$306
FG VIEs’ liabilities with recourse, at fair value	205	—	—	205
FG VIEs’ liabilities without recourse, at fair value	41	—	—	41
Total liabilities carried at fair value	$552	$—	$—	$552

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,526	$—	$1,526	$—
U.S. government and agencies	179	—	179	—
Corporate securities	129	—	129	—
Mortgage-backed securities:
RMBS	187	—	164	23
CMBS	34	—	34	—
Asset-backed securities	391	—	3	388
Foreign government securities	101	—	101	—
Total fixed-maturity securities	2,547	—	2,136	411
Short-term investments	72	72	0	0
Other invested assets	2	—	0	2
Credit derivative assets	106	—	—	106
FG VIEs’ assets, at fair value	526	—	—	526
Other assets	67	13	21	33
Total assets carried at fair value	$3,320	$85	$2,157	$1,078
Liabilities:
Credit derivative liabilities	$332	$—	$—	$332
FG VIEs’ liabilities with recourse, at fair value	512	—	—	512
FG VIEs’ liabilities without recourse, at fair value	3	—	—	3
Total liabilities carried at fair value	$847	$—	$—	$847

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2016 and 2015.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets(8)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$—		$23		$388		$526		$35		$(226)		$(512)		$(3)
CIFG Acquisition	1		20		36		—		—		(67)		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	2	(2)	30	(2)	120	(3)	(1)	(4)	53	(6)	(111)	(3)	1	(3)
Other comprehensive income (loss)	0		(3)		105		—		0		—		—		—
Purchases	1		—		62		—		—		—		—		—
Settlements	0		(9)		(59)		(511)		—		(8)		472		4
FG VIE consolidations	—		—		—		97				—		(54)		(43)
FG VIE deconsolidations	—		0		—		0		—		—		0		—
Transfers into Level 3	—		—		1		—		—		—		—		—
Fair value as of December 31, 2016	$2		$33		$563		$232		$34		$(248)		$(205)		$(41)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$0		$(3)		$105		$10		$(1)		$(74)		$2		$1

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets(8)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$30		$26		$133		$575		$18		$(493)		$(448)		$(28)
Radian Asset Acquisition	—		4		—		122		2		(241)		(114)		(4)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	2	(2)	1	(2)	(2)	(3)	15	(4)	474	(6)	19	(3)	(10)	(3)
Other comprehensive income(loss)	(3)		(4)		(3)		—		0		—		—		—
Purchases	—		1		259		—		—		—		—		—
Settlements	(30)	(7)	(5)		(2)		(147)		—		34		31		17
FG VIE consolidations	—		(1)		—		—		—		—		—		—
FG VIE deconsolidations	—		—		—		(22)		—		—		—		22
Fair value as of December 31, 2015	$—		$23		$388		$526		$35		$(226)		$(512)		$(3)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2015	$—		$(3)		$(3)		$3		$15		$233		$18		$(15)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS, net realized investment gains (losses) and net investment income.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)	Primarily non-cash transaction.

(8)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description (1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$2	Yield	9.4%	-	22.8%	18.7%

RMBS	33	CPR	3.0%	-	17.0%	9.9%
		CDR	1.5%	-	7.6%	5.2%
		Loss severity	30.0%	-	100.0%	81.1%
		Yield	3.3%	-	7.9%	6.6%
Asset-backed securities:
Triple-X life insurance transactions	201	Yield	6.0%

Collateralized debt obligations (CDO)	332	Yield	10.0%

Collateralized loan obligations (CLO)/TruPS	1	Yield	4.6%	-	4.8%	4.7%

Others	29	Yield	7.2%

FG VIEs’ assets, at fair value	232	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.7%	-	8.7%	5.7%

Other assets	32	Implied Yield	5.1%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(248)	Year 1 loss estimates	0.0%	-	38.0%	2.4%
		Hedge cost (in bps)	8.8	-	118.1	33.6
		Bank profit (in bps)	3.9	-	825.0	88.6
		Internal floor (in bps)	7.0	-	30.0	13.1
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(246)	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.4%	-	8.5%	4.8%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
RMBS	$23	CPR	3.5%	-	8.9%	6.4%
		CDR	2.7%	-	6.7%	5.2%
		Loss severity	65.0%	-	72.5%	68.9%
		Yield	5.5%	-	6.6%	6.4%
Asset-backed securities:
Triple-X life insurance transactions	129	Yield	7.5%

CDO	259	Yield	20.0%

FG VIEs’ assets, at fair value	526	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.9%

Other assets	33	Implied Yield	6.4%
		Term (years)	5 years
Liabilities:
Credit derivative liabilities, net	(226)	Year 1 loss estimates	0.0%	-	29.0%	1.1%
		Hedge cost (in bps)	34.8	-	282.0	87.3
		Bank profit (in bps)	3.9	-	674.9	138.7
		Internal floor (in bps)	7.0	-	70.0	12.3
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(515)	CPR	0.3%	-	9.2%	4.0%
		CDR	1.2%	-	10.0%	3.9%
		Loss severity	50.0%	-	100.0%	93.6%
		Yield	1.9%	-	9.7%	5.5%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,797	$2,797	$2,547	$2,547
Short-term investments	99	99	72	72
Other invested assets (1)	89	89	85	85
Credit derivative assets	58	58	106	106
FG VIEs’ assets, at fair value	232	232	526	526
Other assets	96	96	92	92
Liabilities:
Financial guaranty insurance contracts (2)	831	2,187	1,001	2,355
Note payable to affiliate	300	305	300	234
Credit derivative liabilities	306	306	332	332
FG VIEs’ liabilities with recourse, at fair value	205	205	512	512
FG VIEs’ liabilities without recourse, at fair value	41	41	3	3
Other liabilities	5	5	—	—
____________________

(1)
Includes investments not carried at fair value with a carrying value of $87 million as of December 31, 2016 and $83 million as of December 31, 2015, respectively. Excludes investments carried under the equity method.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivatives portfolio also includes hedges on other financial guarantors.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 7, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 7.1 years at December 31, 2016 and 7.3 years at December 31, 2015. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives

	As of December 31, 2016		As of December 31, 2015
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$520	AAA	$1,551	AAA
Synthetic investment grade pooled corporate	2,364	AAA	2,189	AAA
TruPS CDOs	1,042	BBB+	2,815	A-
Total pooled corporate obligations	3,926	AA+	6,555	AA
U.S. RMBS	886	AA-	1,196	A+
CMBS	—	—	449	AAA
Other	2,706	A+	3,080	A+
Total(1)	$7,518	AA	$11,280	AA
____________________

(1)	The December 31, 2016 total amount includes $1.7 billion net par outstanding of credit derivatives from the CIFG Acquisition.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.7 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $2.0 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2016		As of December 31, 2015
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$4,075	54.2%	$4,924	43.6%
AA	1,465	19.5	3,253	28.8
A	646	8.6	909	8.1
BBB	604	8.0	1,013	9.0
BIG	728	9.7	1,181	10.5
Credit derivative net par outstanding	$7,518	100.0%	$11,280	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Realized gains on credit derivatives	$32	$26	$31
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	3	(83)	(32)
Realized gains (losses) and other settlements	35	(57)	(1)
Net unrealized gains (losses):
Pooled corporate obligations	(27)	155	(25)
U.S. RMBS	20	297	637
CMBS	0	41	2
Other	14	38	(6)
Net unrealized gains (losses)	7	531	608
Net change in fair value of credit derivatives	$42	$474	$607

Terminations and Settlements
of Direct Credit Derivative Contracts

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net par of terminated credit derivative contracts	$2,934	$2,290	$3,024
Realized gains on credit derivatives	14	1	0
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	—	(113)	(19)
Net unrealized gains (losses) on credit derivatives	81	298	444

During 2016, unrealized fair value gains were generated primarily as a result of CDS terminations in the U.S. RMBS and other sectors, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions were terminated as a result of settlement agreements with several CDS counterparties. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC’s credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During 2015, unrealized fair value gains were generated primarily as a result of CDS terminations. The Company reached a settlement agreement with one CDS counterparty to terminate five Alt-A first lien CDS transactions resulting in unrealized fair value gains of $146 million and was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The Company also terminated a CMBS transaction and a distressed middle market CLO securitization during the period and recognized unrealized fair value gains of $41 million and $99 million, respectively. These were the primary drivers of the unrealized fair value gains in the CMBS and pooled corporate CLO sectors, respectively, during the period. The remainder of the fair value gains for the period were a result of tighter implied net spreads across all sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name, particularly for the one year CDS spread. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. Finally, during 2015, there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the Company now expects recoveries. This refinement resulted in approximately $41 million in fair value gains in 2015.

During 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Option ARM and subprime sectors. This was primarily due to a significant unrealized fair value gain in the Option ARM and Alt-A first lien sector of approximately $442 million, as a result of the terminations of three large Alt-A first lien resecuritization transactions and one Option ARM first lien transaction during the period. In addition, there was an unrealized gain of approximately $253 million related to the change in index used to determine fair value during the fourth quarter of 2014. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the Company’s Option ARM and Alt-A first lien securitizations. The unrealized fair value gains were partially offset by unrealized fair value losses generated by wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC's credit protection decreased during the period. These transactions were pricing at or above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2016	2015	2014
Five-year CDS spread	158	376	323
One-year CDS spread	35	139	80

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(583)	$(1,065)
Plus: Effect of AGC credit spread	335	839
Net fair value of credit derivatives	$(248)	$(226)

The fair value of CDS contracts at December 31, 2016, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS and pooled corporate securities as well as 2005-2007 vintages of Alt-A, Option ARM and subprime RMBS deals. The mark to market benefit between December 31, 2016, and December 31, 2015, resulted primarily from several CDS terminations and a narrowing of credit spreads related to the Company's TruPS and U.S. RMBS obligations.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivative asset (liability), net	$(248)	$(226)
Expected loss to be (paid) recovered	(10)	(5)

Ratings Sensitivities of Credit Derivative Contracts

Within the Company’s insured CDS portfolio, the transaction documentation for approximately $0.7 billion in CDS gross par insured as of December 31, 2016 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. This constitutes a reduction of approximately $3.1 billion from the $3.8 billion subject to such a requirement as of December 31, 2015, primarily due to an agreement reached in May 2016 with a CDS counterparty reducing the collateral posting requirement with respect to that counterparty to zero. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount.

•
For approximately $516 million gross par of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis an aggregate of more than $500 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted.

•
For the remaining approximately $174 million gross par of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure.

As of December 31, 2016, the Company was posting approximately $116 million to secure its obligations under CDS, of which approximately $16 million related to the $174 million of gross par described above, as to which the obligation to collateralize is not capped. As of December 31, 2015, the Company was posting approximately $305 million to secure its obligations under CDS, of which approximately $23 million related to $221 million of gross par as to which the obligation to collateralize was not capped. In February 2017, the Company terminated all of its remaining CDS contracts with one of its counterparties as to which it had a posting requirement (subject to a cap); the CDS contracts related to approximately $183 million gross par and $73 million of collateral posted, as December 31, 2016; and all the collateral had been returned to the Company prior to the date of this filing.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2016

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(587)	$(339)
50% widening in spreads	(417)	(169)
25% widening in spreads	(332)	(84)
10% widening in spreads	(281)	(33)
Base Scenario	(248)	—
10% narrowing in spreads	(215)	33
25% narrowing in spreads	(167)	81
50% narrowing in spreads	(89)	159
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

Background

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.
As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIE assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations. Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs." The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGC.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2016	2015	2014
Beginning of the period, December 31	10	7	8
Radian Asset Acquisition	—	4	—
Consolidated (1)	1	—	1
Deconsolidated (1)	(1)	(1)	(2)
Matured	(1)	—	—
End of the period, December 31	9	10	7
____________________

(1)
Net loss on consolidation and deconsolidation was de minimis in 2016. Net loss on consolidation was less than $1 million in 2015 and related to the Radian Asset Acquisition, and was recorded in "fair value gains (losses) on FG VIEs" in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $34 million at December 31, 2016 and $18 million at December 31, 2015. The aggregate unpaid principal of the FG VIEs’ assets was approximately $72 million greater than the aggregate fair value at December 31, 2016. The aggregate unpaid principal of the FG VIEs’ assets was approximately $194 million greater than the aggregate fair value at December 31, 2015, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2016 that was recorded in the consolidated statements of operations for 2016 were gains of $10 million. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2015 that was recorded in the consolidated statements of operations for 2015 were gains of $67 million. The change in the instrument-specific credit risk of the FG VIEs’ assets for 2014 were losses of $55 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGC, was $219 million and $634 million as of December 31, 2016 and December 31, 2015, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $28 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2016. The aggregate unpaid principal balance was approximately $138 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2015.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2016		As of December 31, 2015
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$83	$80	$57	$26
U.S. RMBS second lien	34	50	35	55
Life insurance	—	—	347	347
Manufactured housing	74	75	84	84
Total with recourse	191	205	523	512
Without recourse	41	41	3	3
Total	$232	$246	$526	$515

The consolidation of FG VIEs affects net income and shareholder's equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
Cash Flows From Operating Activities and Shareholder's Equity

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net earned premiums	$(1)	$(2)	$(1)
Net investment income	(4)	(14)	(1)
Net realized investment gains (losses)	0	7	—
Fair value gains (losses) on FG VIEs	14	6	21
Bargain purchase gain	—	2	—
Loss and LAE	(1)	1	(1)
Effect on income before tax	8	0	18
Less: tax provision (benefit)	3	1	7
Effect on net income (loss)	$5	$(1)	$11

Effect on cash flows from operating activities	$(5)	$(1)	$7

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(8)	$(14)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. In 2016, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $14 million. The primary driver of the 2016 gain in fair value of FG VIE assets and liabilities was net mark-to-market gains due to price appreciation resulting from improvements in the underlying collateral of HELOC RMBS assets of the FG VIEs.

In 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $6 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral.

In 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $21 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral. This gain was partially offset by the net loss on FG VIEs consolidated and deconsolidated during the year.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of December 31, 2016 and December 31, 2015 the Company had financial guaranty contracts outstanding for approximately 300 VIEs and 390 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it is not the primary beneficiary of any other VIEs and, as a result, they are not consolidated. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 88% based on fair value as of December 31, 2016), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type excluding the effects of the Company's insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the remaining life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include guaranteed investment contracts, which are carried at amortized cost plus accrued interest.

Equity method investments in affiliates include a 39.3% investment in MAC Holdings (see Note 11, Investment in MAC Holdings) and a 50% investment in AG PFC Holding LLC (AGPFC).

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $23 million and $24 million as of December 31, 2016 and December 31, 2015, respectively.

Net Investment Income

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Income from fixed-maturity securities managed by third parties	$65	$68	$58
Income from internally managed securities	43	13	17
Gross investment income	108	81	75
Investment expenses	(2)	(2)	(2)
Net investment income	$106	$79	$73

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Gross realized gains on available-for-sale securities	$14	$24	$2
Gross realized losses on available-for-sale securities	(2)	(12)	0
Net realized gains (losses) on other invested assets	—	1	1
Other-than-temporary impairment	(5)	(7)	(3)
Net realized investment gains (losses)	$7	$6	$0

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance, beginning of period	$8	$19	$33
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	—	0
Eliminations of securities issued by FG VIEs	—	—	(15)
Reductions for securities sold and other settlement during the period	—	(12)	—
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	0	1	1
Balance, end of period	$8	$8	$19

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	54%	$1,491	$48	$(16)	$1,523	$11	AA-
U.S. government and agencies	5	140	5	(1)	144	—	AA+
Corporate securities	10	274	4	(2)	276	0	A
Mortgage-backed securities(4):
RMBS	3	96	1	(6)	91	(3)	A
CMBS	3	86	1	(2)	85	—	AAA
Asset-backed securities	18	488	108	0	596	32	CCC+
Foreign government securities	3	78	4	0	82	—	AA
Total fixed-maturity securities	96	2,653	171	(27)	2,797	40	A-
Short-term investments	4	99	0	0	99	—	AA
Total investment portfolio	100%	$2,752	$171	$(27)	$2,896	$40	A

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,465	$69	$(8)	$1,526	$3	AA-
U.S. government and agencies	7	173	7	(1)	179	—	AA+
Corporate securities	5	127	3	(1)	129	0	A+
Mortgage-backed securities(4):
RMBS	7	188	1	(2)	187	(1)	AA-
CMBS	1	34	0	0	34	—	AAA
Asset-backed securities	15	389	3	(1)	391	2	CCC+
Foreign government securities	4	97	4	0	101	—	AA+
Total fixed-maturity securities	97	2,473	87	(13)	2,547	4	A
Short-term investments	3	72	—	0	72	—	AAA
Total investment portfolio	100%	$2,545	$87	$(13)	$2,619	$4	A+
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI. See also Note 19, Other Comprehensive Income

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 34% of mortgage backed securities as of December 31, 2016 and 78% as of December 31, 2015 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2016 and December 31, 2015 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$—	$10	$201	$211	$208	AA
California	35	1	149	185	175	BBB+
Texas	9	65	90	164	160	AA
Washington	53	35	50	138	137	AA
Massachusetts	27	—	48	75	74	AA
Florida	11	—	48	59	58	AA-
Illinois	9	22	26	57	58	A+
Arizona	—	—	52	52	51	AA-
Colorado	—	6	26	32	32	AA-
District of Columbia	19	—	12	31	30	AA
All others	25	45	271	341	336	AA-
Total	$188	$184	$973	$1,345	$1,319	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2015 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$—	$23	$192	$215	$208	AA
Texas	21	79	109	209	195	AA+
California	39	1	130	170	170	A-
Washington	32	41	42	115	110	AA
Illinois	29	22	20	71	71	A
Massachusetts	31	—	38	69	65	AA+
Arizona	—	3	53	56	54	AA-
Florida	11	—	45	56	54	AA-
Maryland	16	8	16	40	39	AA+
District of Columbia	20	—	12	32	30	AA
All others	20	44	236	300	285	AA-
Total	$219	$221	$893	$1,333	$1,281	AA-
____________________

(1)
Excludes $178 million and $193 million as of December 31, 2016 and 2015, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2016		As of December 31, 2015
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Fixed-maturity securities:
Transportation	$254	$242	$225	$217
Tax backed	211	208	167	158
Water and sewer	177	175	185	176
Higher education	139	135	130	123
Healthcare	79	78	70	67
Municipal utilities	59	59	68	65
All others	54	53	48	48
Total	$973	$950	$893	$854

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$395	$(15)	$6	$(1)	$401	$(16)
U.S. government and agencies	74	(1)	—	—	74	(1)
Corporate securities	177	(2)	—	—	177	(2)
Mortgage-backed securities:
RMBS	57	(3)	6	(3)	63	(6)
CMBS	66	(2)	—	—	66	(2)
Asset-backed securities	29	0	0	0	29	0
Foreign government securities	7	0	—	—	7	0
Total	$805	$(23)	$12	$(4)	$817	$(27)
Number of securities (1)		265		9		272
Number of securities with other-than-temporary impairment		3		2		5

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$175	$(8)	$3	$0	$178	$(8)
U.S. government and agencies	55	(1)	—	—	55	(1)
Corporate securities	38	(1)	—	—	38	(1)
Mortgage-backed securities:
RMBS	153	(2)	—	—	153	(2)
CMBS	30	0	—	—	30	0
Asset-backed securities	262	(1)	—	—	262	(1)
Foreign government securities	5	0	—	—	5	0
Total	$718	$(13)	$3	$0	$721	$(13)
Number of securities		116		29		145
Number of securities with other-than-temporary impairment		3		—		3
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2016, three securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2016 was $4 million. As of December 31, 2015, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2016 and December 31, 2015 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2016 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2016

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$351	$417
Due after one year through five years	365	373
Due after five years through 10 years	423	435
Due after 10 years	1,332	1,396
Mortgage-backed securities:
RMBS	96	91
CMBS	86	85
Total	$2,653	$2,797

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, invested in a guaranteed investment contract for future claims payments, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $110 million and $93 million based on fair value, as of December 31, 2016 and December 31, 2015, respectively. The investment portfolio also contains securities that are held in trust for the benefit of Assured Guaranty (Europe) Ltd. (AGE), a subsidiary of AGM, in accordance with statutory and regulatory requirements in the amount of $12 million as of December 31, 2016, based on fair value. On July 13, 2016, in order to comply with a requirement of the Prudential Regulation Authority (PRA) of the Bank of England, AGC secured its reinsurance obligations to its wholly owned subsidiary, AGUK, by depositing in trust assets with a carrying value of approximately $201 million as of December 31, 2016.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $116 million and $305 million as of December 31, 2016 and December 31, 2015, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2016 and 2015, respectively.

Externally Managed Portfolio

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a 2.5% allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments in affiliates, as defined below, represents approximately 24% and 18% of the investment portfolio, on a fair value basis as of December 31, 2016 and December 31, 2015, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (loss mitigation securities). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets). During 2016, Assured Guaranty established an alternative investments group to focus on deploying a portion of Assured Guaranty's excess capital to pursue acquisitions and develop new business opportunities that complement Assured Guaranty's financial guaranty business, are in line with its risk profile and benefit from its core competencies. The alternative investments group has been investigating a number of such opportunities, including, among others, both controlling and non-controlling investments in investment managers.

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2016	2015
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$702	$455
Other invested assets	84	83
Other	6	5
Total	$792	$543

The internally managed portfolio also includes primarily equity method investments in affiliates which consist of investment in MAC Holdings of $296 million as of December 31, 2016 and $377 million as of December 31, 2015 (see Note 11, Investment in MAC Holdings) and investment in AGPFC of $11 million as of December 31, 2016 and $13 million as of December 31, 2015.

11.     Investment in MAC Holdings

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the years ended December 31, 2016, 2015 and 2014. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Year Ended December 31,
	2016	2015	2014
	(in millions)
Total assets	$1,124	$1,561	$1,583
Total liabilities	372	601	721
Total revenues	173	156	131
Net income	111	100	81

On June 30, 2016, MAC obtained approval from the New York State Department of Financial Services to repay its $300 million surplus note to MAC Holdings and its $100 million surplus note (plus accrued interest) to AGM. Accordingly, on June 30, 2016, MAC transferred cash and/or marketable securities to (i) MAC Holdings in an aggregate amount equal to $300 million, and (ii)  AGM in an aggregate amount of $102.5 million. MAC Holdings, upon receipt of such $300 million from MAC, distributed cash and/or marketable securities in an aggregate amount of $300 million to its shareholders, AGM and AGC, in proportion to their respective 60.7% and 39.3% ownership interests such that AGM received $182 million and AGC received $118 million.

12.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (NAIC) and the Maryland Insurance Administration (MIA). Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis, except for those related to CIFGNA which was merged into AGC and therefore subject to statutory merger accounting requiring the restatement of prior year balances of AGC to include CIFGNA. On the CIFG Acquisition Date, accounting policies were conformed with AGC's accounting policies which do not include any permitted practices.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•
insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated;

•	surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than liabilities with periodic accrual of interest;

•	push-down acquisition accounting is not applicable under statutory accounting practices, as it is under GAAP;

•
losses are discounted at a rate of 4.0% in both 2016 and 2015, recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP;

•
mergers of acquired companies are treated as statutory mergers at historical balances and financial statements are retroactively revised assuming the merger occurred at the beginning of the prior year, rather than prospectively beginning with the date of acquisition at fair value under GAAP.

The following table shows policyholders' surplus and net income amounts reported as of the respective reporting periods indicated. In accordance with statutory accounting practices, the 2015 and 2014 balances were restated to incorporate the merger of CIFGNA and Radian Asset, respectively. The prior year amounts in this table have not been restated. The impact to AGC's policyholders' surplus was approximately $287 million from the CIFGH acquisition, on a statutory basis, as of July 1, 2016 and $333 million from the Radian Asset acquisition, on a statutory basis, as of April 1, 2015.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2016	2015	2016	2015	2014
	(in millions)
AGC(1)(2)	$1,896	$1,365	$108	$(92)	$116
____________________

(1)	Policyholders' surplus of AGC includes its indirect share of MAC. AGC owns approximately 39% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

(2)	The restated policyholders' surplus was $1,454 million as of December 31, 2015. The restated net income (loss) was $(53) million in 2015 and $129 million in 2014.

Contingency Reserves

On July 15, 2013, AGC was notified that the MIA did not object to AGC reassuming all of the outstanding contingency reserves that AGC had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re. The insurance regulator permitted AGC to reassume the contingency reserves in increments over three years. In the third quarter of 2015, AGC reassumed its final installment and as of December 31, 2015, AGC had collectively reassumed an aggregate of approximately $267 million.

From time to time, AGC has obtained the approval of its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2016, on the latter basis, AGC obtained the MIA's approval for a contingency reserve release of approximately $152 million.

With respect to the regular, quarterly contributions to contingency reserves required by the applicable Maryland laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category.  In accordance with such laws and regulations, and with the approval of the MIA, AGC ceased making quarterly contributions to its contingency reserves for both municipal and non-municipal business, beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGC satisfies the foregoing condition for its applicable lines of business.

Dividend Restrictions and Capital Requirements

Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2017 for AGC to distribute as ordinary dividends is approximately $107 million, of which $28 million was distributed on March 17, 2017.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends.

Dividends

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Dividends paid by AGC to AGUS	$79	$90	$69

For information on collateral requirements between AGC and AGUK, please refer to Note 15, Related Party Transactions.

13.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

AGC and AGUK are subject to U.S. and U.K. income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and U.K. authorities at marginal corporate income tax rate of 35% and 20%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2015, the U.K. corporation tax rate has been reduced to 20% and is expected to remain unchanged until April 1, 2017. For the period April 1, 2014 to April 1, 2015 the U.K. corporation tax rate was 21% resulting in a blended tax rate of 20.25% in 2015.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Expected tax provision (benefit) at statutory rates	$207	$204	$246
Tax-exempt interest	(12)	(14)	(14)
Gain on bargain purchase	(124)	(19)	—
Change in liability for uncertain tax positions	5	4	3
Effect of provision to tax return filing adjustments	(9)	(2)	—
Other	(1)	3	—
Total provision (benefit) for income taxes	$66	$176	$235
Effective tax rate	11.1%	30.1%	33.4%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S tax as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2016	2015
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$42	$—
Unearned premium reserves, net	184	174
Loss and LAE reserve	167	114
Deferred compensation	23	23
Investment basis difference	26	32
Market discount	—	5
Foreign tax credit	19	11
Net operating loss	64	—
Other	22	7
Total deferred income tax assets	547	366
Deferred tax liabilities:
Unrealized losses on credit derivatives financial instruments, net	—	4
Unrealized appreciation on investments	33	38
Unrealized gains on CCS	11	12
Variable interest entities	7	40
Market discount	38	—
Other	17	6
Total deferred income tax liabilities	106	100
Less: Valuation allowance	19	11
Net deferred income tax asset	$422	$255

As part of the CIFG Acquisition, the Company acquired $189 million of net operating losses which will begin to expire in 2033. The NOL has been limited under Internal Revenue Code Section 382 due to a change in control as a result of the acquisition. As of December 31, 2016, the Company had $184 million of NOL’s available to offset its future U.S. taxable income.

Valuation Allowance

As part of the Radian Asset Acquisition, the Company acquired $19 million of foreign tax credits (FTC) which will expire in 2020. Of that balance, $11 million was guaranteed at the time of the purchase with an additional $8 million allocated after filing 2015 tax return. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service for 2009 forward and is currently under audit for the 2009 - 2012 tax years. In December of 2016 the IRS issued a Revenue Agent Report (RAR) which did not identify any material adjustments that were not already accounted for in the prior periods. It is expected that the audit will close in 2017 and depending on the final outcome reserves for uncertain tax positions may be released. CIFGNA, which was acquired by AGC during 2016, is not currently under examination and has open tax years of 2013 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2016	2015	2014
	(in millions)
Balance as of January 1,	$21	$17	$15
Effect of provision to tax return filing adjustments	2	2	—
Increase in unrecognized tax positions as a result of position taken during the current period	2	2	2
Balance as of December 31,	$25	$21	$17
The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.9 million for 2016, $0.5 million for 2015 and $0.4 million for 2014. As of December 31, 2016 and December 31, 2015, the Company has accrued $3.2 million and $2.3 million of interest, respectively.

The total amount of unrecognized tax benefits as of December 31, 2016 would affect the effective tax rate, if recognized.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (Assumed Business) and may cede portions of its exposure on obligations it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and financial guaranty insurance losses, the accounting models described in Note 6 are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 8 is followed.

Assumed and Ceded Business

The Company assumes business from affiliated and non-affiliated companies, including other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding Company's premium for the insured risk (typically, net of a ceding commission). The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of December 31, 2016, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $18 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

In 2016, an assumed U.S. structured finance transaction for $12 million in par was canceled. In addition, the Company canceled a retrocession to AG Re of $1.2 billion of insured par, see Note 2, Acquisitions. The Company recorded a loss of $10 million in 2016 on these cancellations. In 2014, the Company entered into a commutation in order to reassume a previously ceded transaction from a reinsurer for $76 million in par.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Premiums Written:
Direct	$3	$20	$30
Assumed (1)	(2)	3	0
Ceded (2)	8	(1)	(22)
Net	$9	$22	$8
Premiums Earned:
Direct	$344	$270	$100
Assumed	46	47	17
Ceded	(105)	(87)	(65)
Net	$285	$230	$52
Loss and LAE:
Direct	$49	$276	$84
Assumed	24	58	(5)
Ceded	(27)	(134)	(101)
Net	$46	$200	$(22)
 ____________________
(1)    Negative assumed premiums written were due to changes in expected debt service schedules.

(2)    Positive ceded premiums written were due to commutations and changes in expected debt service schedules.

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of assumed and ceded credit derivative exposures. These amounts were losses of $3 million in 2016, $162 million in 2015 and $192 million in 2014.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by third party insurers and reinsurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of December 31, 2016, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $23 million insured by National, and $13 million insured by AGM.

In 2015, in connection with the termination of a transaction as to which AGC had insured exposure, AGC acquired notes issued in the Zohar II 2005-1 transaction. The notes were insured by MBIA at the time they were issued, and by acquiring such notes, AGC became exposed to the risk of MBIA not making claim payments if the issuer were to default in its scheduled interest and principal payments. As of December 31, 2016 these bonds had a fair value of $332 million. On January 10, 2017, AGC acquired AGLN, using the notes as consideration, and in so doing, eliminated its exposure to MBIA on such notes. See Note 2, Acquisitions, for more information on the acquisition of AGLN.

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the tables below are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the tables below post collateral on terms negotiated with the Company.

Monoline and Reinsurer Exposure by Company

	Par Outstanding
	As of December 31, 2016
Reinsurer	Ceded Par Outstanding (1)	Second-to- Pay Insured Par Outstanding (2)	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AG Re (3)	$16,899	$—	$—
AGM and AGE	21	297	2,705
MAC	16,892	—	—
Affiliated Companies	33,812	297	2,705
Non-Affiliated Companies:
Reinsurers rated investment grade:
National	—	702	1,591

Reinsurers rated BIG, had rating withdrawn or not rated:
American Overseas Reinsurance Company Limited (3)	510	—	—
Ambac	115	471	457
Syncora (3)	—	426	51
MBIA	—	384	163
MBIA UK (4)	—	2	169
FGIC (5)	—	259	10
Ambac Assurance Corp. Segregated Account	—	1	69
Other (3)	35	264	76
Subtotal	660	1,807	995
Non-Affiliated Companies	660	2,509	2,586
Total	$34,472	$2,806	$5,291
 ____________________

(1)	Of the total ceded par to reinsurers rated BIG, had rating withdrawn or not rated, $44 million is rated BIG.

(2)	The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG is $332 million.

(3)
The total collateral posted by all affiliated and non-affiliated reinsurers required or had agreed to post collateral as of December 31, 2016, is approximately $424 million. The collateral excludes amounts for the benefit of AG UK.

(4)	See Note 2, Acquisitions, for more information on MBIA UK.

(5)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited.

Amounts Due (To) From Reinsurers
As of December 31, 2016

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies:
AGM and AGE	$10	$—	$(30)	$—
AG Re	—	(62)	—	298
MAC	—	(1)	—	0
Affiliated Companies	10	(63)	(30)	298
Non-Affiliated Companies:
Reinsurers rated investment grade
National	1	—	5	—

Reinsurers rated non-investment grade, had rating withdrawn or not rated:
American Overseas Reinsurance Company Limited	—	(1)	—	1
Ambac	2	—	0	—
MBIA	0	—	(7)	—
MBIA UK	3	—	(1)	—
Ambac Assurance Corp. Segregated Account	0	—	(6)	—
Other	—	(2)	—	—
Subtotal	5	(3)	(14)	1
Non-Affiliated Companies	6	(3)	(9)	1
Total	$16	$(66)	$(39)	$299

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM, and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGC paid approximately $1 million) for the term January 1, 2016 through December 31, 2016 and had deposited approximately $9 million of cash into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2017 through December 31, 2017.

15.	Related Party Transactions

Guarantees or Contingencies for Related Parties

AGC had issued financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. (AGFP), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

The Company currently provides support to AGUK through a Further Amended and Restated quota share reinsurance agreement (the Quota Share Agreement), a Further Amended and Restated excess of loss reinsurance agreement (the XOL Agreement), and a Further Amended and Restated net worth maintenance agreement (the AGUK Net Worth Agreement). Pursuant to the Quota Share Agreement, AGUK cedes 90% of its financial guaranty insurance and reinsurance exposure to AGC. Pursuant to the XOL Agreement, AGC indemnifies AGUK for 100% of losses (net of the quota share reinsurance agreement discussed above) incurred by AGUK in excess of an amount equal to (a) AGUK’s capital resources minus (b) 110% of the greatest of the amounts as may be required by the PRA as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K. Pursuant to the AGUK Net Worth Agreement, if AGUK's net worth falls below 110% of the minimum level of capital required by the PRA, AGC must invest additional funds in order to bring the capital of AGUK back into compliance with the required amount.

In 2016, AGC and AGUK reached an agreement with the PRA that, in order for AGC to secure its outstanding reinsurance of AGUK under the Quota Share Agreement and XOL Agreement, AGC shall post as collateral its share of AGUK-guaranteed triple-X insurance bonds that have been purchased by AGC for loss mitigation and an additional amount to be determined by (i) using AGUK’s internal capital requirement model to calculate at the 99.5% confidence interval the losses expected to be borne by AGC for the exposures it has assumed from AGUK that do not have loss reserves (non-reserve exposures); (ii) adding the amount of loss reserves ceded by AGUK to AGC under U.K. GAAP; (iii) subtracting from such sum AGUK’s capital resources under its internal capital requirement model (the result of clauses (i) through (iii) being referred to as the resulting amount); and then (iv) reducing the resulting amount by 50% of the portion of the resulting amount that was contributed by the non-reserve exposures. Accordingly, AGC and AGUK entered into a trust agreement pursuant to which AGC established a reinsurance trust account for the benefit of AGUK and deposits therein sufficient assets to satisfy the above-described collateral requirement agreed with the PRA. This new collateral requirement is reflected in the Quota Share Agreement and XOL Agreement, which were approved by the MIA and made effective in July 2016.

Parental Letter of Support

AGC, as successor to CIFG, is a party to the parental letter of support dated December 6, 2001 issued to CIFGE.  Pursuant to such letter of support, AGC agrees to maintain CIFGE’s  statutory capital and surplus to policyholders under French law and regulation in an amount not less than €20 million for so long as CIFGE carries on business. As of December 31, 2016, CIFGE’s statutory capital and surplus to policyholders was approximately €35.6 million. No capital contributions were made to CIFGE by AGC pursuant the parental letter of support since AGC succeeded CIFG as the parent of CIFGE in July 2016.

Management, Service Contracts or Cost Sharing Arrangements

Until December 31, 2016, the Company and various of its affiliates were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement). Under the Group Service Agreement, the Company was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  The Company’s employees made available to its Bermuda, US and UK affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company enjoyed the use of certain equipment and office space leased by its New York affiliate, AGM.  Expenses under the Group Service Agreement were allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provided for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

In the first quarter of 2017, the Company’s parent, AGUS, formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of the Company.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) the Company transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace the Company with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

Until December 31, 2016, the Company also provided services to two of its Bermuda affiliates, AGL and AGRe, pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013) (the Bermuda Service Agreements).  Under the Bermuda Service Agreements, the Company provided certain services to AGL and AGRe, as applicable and as needed and requested by such companies, including, but limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services.  In addition, under the agreement with AGL, AGL made available to the Company employee benefits, including stock options and restricted stock, as may have been granted from time to time at the discretion of AGL’s Board of Directors.  In connection with the transfer of the Company’s employees (and the related employee benefit, retirement and health plans) to AG Services, as described above, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016 and, effective January 1, 2017, AG Services entered into one new service with AGL and AG Re, which agreement is substantially identical to the Bermuda Service Agreements.

See Note 18, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Affiliated companies:
AGM	$(61)	$(54)	$(63)
MAC	(16)	(14)	(16)
AGL	(8)	(10)	(10)
AG Re	(9)	(9)	(8)
Other	(4)	(6)	(6)
Total	$(98)	$(93)	$(103)

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2016	2015
	(in millions)
Affiliated companies:
AGM	$37	$28
MAC	8	8
AG Re	4	5
AGL	(5)	(24)
Other	5	6
Total	$49	$23

Note Payable to Affiliate

See Note 17, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2016	2015
	(in millions)
Assets:
Premium receivable
AGM and AGE	$10	$13
Ceded unearned premium reserve
AG Re	184	243
MAC	121	172
Reinsurance recoverable on unpaid losses
AG Re	290	312
Salvage and subrogation recoverable
AGM and AGE	9	1
Reinsurance recoverable on paid losses(1)
AG Re	0	4
Assumed funds held(1)
AGM and AGE	12	25
Other assets
AGM and AGE	—	5
Net credit derivative asset (liability)
AG Re	46	35
AGFP	4	(1)
Liabilities:
Unearned premium reserve
AGM and AGE	143	184
Loss and loss adjustment expense reserve
AGM and AGE	2	1
Reinsurance balances payable, net
AG Re	80	75
MAC	1	2
Ceded funds held(2)
AG Re	6	9
Deferred ceding commissions(2)
AG Re	53	69
AGM and AGE	(5)	(6)
Other information:
Assumed par outstanding
AGM and AGE	2,705	3,349
Ceded par outstanding
AG Re	16,899	23,275
AGM	21	24
MAC	16,892	19,801
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Revenues:
Net earned premiums
AG Re	$(52)	$(47)	$(35)
MAC	(51)	(37)	(26)
AGM and AGE	41	33	—
Realized gains and other settlements on credit derivatives
AG Re	(5)	(28)	(5)
AGFP	24	81	22
AGM and AGE	0	(4)	—
Net unrealized gains (losses) on credit derivatives
AG Re	(10)	(119)	(166)
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(27)	(134)	(101)
AGM and AGE	8	0	—
Commissions expense (income)
AG Re	(14)	(13)	(10)
AGM and AGE	1	1	—

16.	Commitments and Contingencies

Leases

The Company occupies office space that is leased by AGM and is allocated a portion of such rent expense. The Company is also party to various lease agreements accounted for as operating leases. Rent expense was $3.7 million in 2016, $3.4 million in 2015 and $2.8 million in 2014.

AGM entered into an operating lease effective January 1, 2016, for new office space comprising one full floor and one partial floor at 1633 Broadway in New York City.  The Company moved the principal place of business of AGM, AGC, MAC and the Company's other U.S. based subsidiaries from 31 West 52nd Street in New York City to this new location during the summer of 2016.  The new lease is for approximately 88,000 square feet and runs until 2032, with an option, subject to certain conditions, to renew for five years at a fair market rent.  The fixed annual rent, which commences after an initial rent holiday, begins at $6.2 million, rising in two steps to $7.3 million for the last five years of the initial term.  In connection with the move and in return for rent abatement and certain other concessions, AGM terminated its lease on its existing office space at 31 West 52nd Street, which had been scheduled to run until 2026.  On September 23, 2016, AGM entered into an amendment to the new lease to include the remaining portion of the partial floor for the remainder of the lease term. The fixed annual rent, which commences after an initial rent holiday, begins at $1.1 million per annum, rising in two steps to $1.3 million for the last five years of the initial term.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future, including those described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid. For example, as described there, in January 2016, the Company commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the Company, and in July 2016, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay in order to file a complaint to protect its interest in certain pledged PRHTA toll revenues. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. Oral argument on AGFP's motion took place on July 21, 2016. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

On December 22, 2014, Deutsche Bank National Trust Company, as indenture trustee for the AAA Trust 2007-2 Re-REMIC (the Trustee), filed a “trust instructional proceeding” petition in the State of California Superior Court (Probate Division, Orange County), seeking the court’s instruction as to how it should allocate the losses resulting from its December 2014 sale of four RMBS owned by the AAA Trust 2007-2 Re-REMIC. This sale of approximately $70 million principal balance of RMBS was made pursuant to AGC’s liquidation direction in November 2014, and resulted in approximately $27 million of gross proceeds to the Re-REMIC. On December 22, 2014, AGC directed the indenture trustee to allocate to the uninsured Class A-3 Notes the losses realized from the sale. On May 4, 2015, the Superior Court rejected AGC’s allocation direction, and ordered the Trustee to allocate to the Class A-3 noteholders a pro rata share of the $27 million of gross proceeds. AGC is appealing the Superior Court’s decision to the California Court of Appeal.

On May 28, 2014, Houston Casualty Company Europe, Seguros y Reseguros, S.A. (HCCE) notified Radian Asset that it was demanding arbitration against Radian Asset in connection with housing cooperative losses presented to Radian Asset by HCCE under several years of quota-share surety reinsurance contracts. Through November 30, 2015, HCCE had presented AGC, as successor to Radian Asset, with approximately €15 million in claims. In January 2016, Assured Guaranty and HCCE settled all the claims related to the Spanish housing cooperative losses.

17.	Notes Payable to Affiliates and Credit Facilities

Accounting Policy

The notes payable to affiliates were recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Notes Payable to Affiliates

On March 30, 2015, AGUS loaned $200 million to AGC to facilitate the acquisition of Radian Asset on April 1, 2015. AGC repaid the loan in full on April 14, 2015. The interest expense incurred and paid in 2015 was $44 thousand.

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the Put Agreements) with four custodial trusts (each, a Custodial Trust) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the AGC Preferred Stock). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. Beginning on April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points.

See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

18.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL (the Board), except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2016, 10,232,649 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $3 million, $2 million and $2 million for the years ended December 31, 2016, 2015 and 2014, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. Stock options granted to directors vest over one year and expire in seven years or ten years from grant date. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million, $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2016, 2015 and 2014, respectively.

Defined Contribution Plan

The Company maintains a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $18,000 for 2016. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $3 million and $3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Cash-Based Compensation Plans

Assured Guaranty maintains a Performance Retention Plan (PRP) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in adjusted book value per share and on operating return on equity, which are defined in each PRP award agreement. The Company recognized performance retention plan expenses of $4 million, $3 million, and $4 million for the years ended December 31, 2016, 2015 and 2014, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

Deferred Compensation

Certain executives of the Company elected to invest a portion of their Assured Guaranty Corp. Supplemental Executive Retirement Plan (AGC SERP) accounts in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. The number of units equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election. As of December 31, 2016 and 2015, there were 74,309 and 74,309 units, respectively, in the AGC SERP. Effective January 1, 2017, the plan's name has changed to AG US Group Services Inc. Supplemental Executive Retirement Plan (AGS SERP).

19.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$60	$3	$(15)	$48
Other comprehensive income (loss) before reclassifications	24	20	(22)	22
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(12)	5	—	(7)
Tax (provision) benefit	4	(2)	—	2
Total amount reclassified from AOCI, net of tax	(8)	3	—	(5)
Net current period other comprehensive income (loss)	16	23	(22)	17
Balance, December 31, 2016	$76	$26	$(37)	$65

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$80	$6	$(9)	$77
Other comprehensive income (loss) before reclassifications	(13)	(6)	(6)	(25)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(10)	4	—	(6)
Tax (provision) benefit	3	(1)	—	2
Total amount reclassified from AOCI, net of tax	(7)	3	—	(4)
Net current period other comprehensive income (loss)	(20)	(3)	(6)	(29)
Balance, December 31, 2015	$60	$3	$(15)	$48

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$21	$(5)	$(3)	$13
Other comprehensive income (loss) before reclassifications	60	9	(6)	63
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	3	—	1
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(1)	2	—	1
Net current period other comprehensive income (loss)	59	11	(6)	64
Balance, December 31, 2014	$80	$6	$(9)	$77

20.	Subsequent Events

Subsequent events have been considered through March 29, 2017, the date on which these financial statements were issued.